QuickLinks -- Click here to rapidly navigate through this document

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

MCDATA CORPORATION,

WHITNEY ACQUISITION, INC.,

AND

SANERA SYSTEMS, INC.

DATED AS OF AUGUST 25, 2003

ARTICLE I	THE MERGER	1
1.1	The Merger	1
1.2	Closing; Effective Time	2
1.3	Actions at Closing	2
1.4	Effect of the Merger	2
1.5	Certificate of Incorporation; Bylaws	2
1.6	Merger Consideration	2
1.7	Dissenting Shares	5
1.8	Surrender of Certificates	5
1.9	Lost, Stolen or Destroyed Certificates	6
1.10	Closing of Company's Transfer Books	6
1.11	Employee Consideration	6
1.12	Tax Consequences	8
1.13	No Liability	8
1.14	Taking of Necessary Action; Further Action	8
ARTICLE II	REPRESENTATIONS AND WARRANTIES OF COMPANY	8
2.1	Organization, Standing and Power	9
2.2	Capital Structure	9
2.3	Authority	10
2.4	No Conflicts; Required Filings and Consents	10
2.5	Permits; Compliance with Laws	11
2.6	Financial Statements	11
2.7	Absence of Certain Changes	12
2.8	Absence of Undisclosed Liabilities	12
2.9	Litigation	12
2.10	Restrictions on Business Activities	13
2.11	Title to Property	13
2.12	Intellectual Property	13
2.13	Taxes	16
2.14	Employee Benefit Plans	17
2.15	Employees; Employee Matters	18

i

2.16	Interested Party Transactions	19
2.17	Bank Accounts	19
2.18	Material Contracts	19
2.19	No Breach of Material Contracts	20
2.20	Brokers	20
2.21	No Business Activity Restriction	20
2.22	Environmental Matters	21
2.23	Company Stockholders' Approval	22
2.24	No Excess Parachute Payments	22
2.25	Completeness of Company Information	22
2.26	Insurance	22
2.27	Guaranties	23
2.28	Subsidiaries	23
2.29	Anti-Takeover Matters	23
2.30	Warranty	23
2.31	Product Liability	23
2.32	Representations Complete	23
ARTICLE III	REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB	23
3.1	Organization and Standing	23
3.2	Authority	23
3.3	No Conflict; Required Filings and Consents	24
3.4	Brokers	24
3.5	Payment of Merger Consideration; Issuance of Shares	24
ARTICLE IV	CONDUCT PRIOR TO THE EFFECTIVE TIME	24
4.1	Conduct of Business of Company	24
4.2	Exclusivity	26
4.3	Notices of Certain Events	27
ARTICLE V	ADDITIONAL AGREEMENTS AND COVENANTS	27
5.1	Access to Information	27
5.2	Confidentiality	28
5.3	Public Disclosure	29

5.4	Reasonable Efforts and Further Assurances	29
5.5	Notification of Certain Matters	30
5.6	Company Disclosure Schedule	30
5.7	Litigation Support	30
5.8	Transition	30
5.9	HSR Act	31
5.10	Stockholders Meeting	31
5.11	Information Statement	31
5.12	Employees	31
5.13	Service Credit	32
5.14	Indemnification and Directors' and Officers' Insurance	32
5.15	Form S-8 Registration Statement	33
ARTICLE VI	CONDITIONS TO THE MERGER	33
6.1	Conditions to Obligations of Each Party to Consummate the Merger	33
6.2	Additional Conditions to Obligations of Company	34
6.3	Additional Conditions to Obligations of Parent and Merger Sub	34
ARTICLE VII	TERMINATION AND AMENDMENT	36
7.1	Termination	36
7.2	Effect of Termination	37
ARTICLE VIII	REMEDIES, ESCROW AND INDEMNIFICATION	37
8.1	Survival of Representations and Warranties	37
8.2	Escrow Fund	38
8.3	Limitations on Indemnification	38
8.4	Indemnification by Company and Stockholders	38
8.5	Indemnification by Parent and Surviving Corporation	39
8.6	Third Party Claims	40
8.7	Damages; Mitigation	40
ARTICLE IX	GENERAL PROVISIONS	40
9.1	Expenses	40
9.2	Notices	40
9.3	Certain Definitions; Interpretation	42

9.4	Counterparts	42
9.5	Entire Agreement; Parties in Interest; Nonassignability	42
9.6	Severability	43
9.7	Governing Law	43
9.8	Rules of Construction	43
9.9	Extension; Waiver	43
9.10	No Third-Party Beneficiary	43
9.11	Amendment	43
9.12	Specific Performance	43

EXHIBITS

Exhibit A	—	Executing Stockholders and Form of Voting Agreement
Exhibit B	—	Form of Delaware Certificate of Merger
Exhibit C	—	Shareholders Participating in Escrow Fund
Exhibit D	—	Employee Consideration
Exhibit E	—	Form of Escrow Agreement
Exhibit F	—	Form of Legal Opinions of Counsel to Parent and Merger Sub
Exhibit G	—	Form of Legal Opinions of Counsel to Company
Exhibit H	—	Payment Milestones
Exhibit I	—	Form of Acceleration Agreement
Exhibit J	—	Form of Restricted Stock Agreement
Exhibit K	—	Form of Employee Agreement
Exhibit L	—	Form of Offer Letter

SCHEDULES

Company Disclosure Schedule
Parent Disclosure Schedule

v

AGREEMENT AND PLAN OF MERGER

        THIS AGREEMENT AND PLAN OF MERGER (the "Agreement") is made and entered into as of August 25, 2003, by and among McDATA Corporation, a Delaware corporation ("Parent"); Whitney Acquisition, Inc., a Delaware corporation and wholly-owned subsidiary of Parent ("Merger Sub"); and Sanera Systems, Inc., a Delaware corporation ("Company").

RECITALS

        A.    The Boards of Directors of Company, Merger Sub and Parent believe it is in the best interests of their respective corporations and the stockholders of their respective corporations to enter into a business combination by means of a statutory merger of Merger Sub with and into Company (the "Merger") and, in furtherance thereof, have approved this Agreement and the Merger.

        B.    Pursuant to the Merger, among other things, the outstanding shares of Series A Convertible Preferred Stock, par value $.0001 per share, of Company ("Series A Preferred"), the outstanding shares of Series B Convertible Preferred Stock, par value $.0001 per share, of Company ("Series B Preferred") and the outstanding shares of Series C Convertible Preferred Stock, par value $.0001 per share, of Company ("Series C Preferred, and, together with the Series A Preferred and Series B Preferred, the "Preferred Stock") and the outstanding shares of common stock, $.0001 par value per share, of Company (the "Common Stock") shall be converted into the right to receive cash from Parent on the terms and subject to the conditions set forth herein. The Company's right of repurchase with respect to all outstanding shares of Common Stock shall lapse automatically in connection with the Merger and vesting of options (the "Options") to purchase shares of Common Stock issued pursuant to Company's 2000 Stock Option/Stock Issuance Plan, as amended (the "Company Plan"), will accelerate and become fully exercisable prior to the effective time of the Merger. The Options will not be assumed by Parent or Merger Sub and will expire automatically in connection with the Merger. Certain outstanding warrants of Company to acquire shares of Common Stock will terminate automatically in connection with the Merger in accordance with their terms (the "Expiring Warrants"). Certain other outstanding warrants of Company to acquire shares of Common Stock and/or Preferred Stock will have an exercise price higher than the proceeds payable to the holder of the shares underlying such warrants and will remain as such for their entire terms (the "Other Warrants" and, together with the Expiring Warrants, the "Warrants").

        C.    Parent shall have the option to make an election under Section 338(g) of the Internal Revenue Code of 1986, as amended (the "Code"), with respect to the Merger.

        D.    Concurrently with the execution of this Agreement, each of the security holders of Company set forth on Exhibit A attached hereto is executing and delivering to Parent a Voting Agreement substantially in the form set forth in Exhibit A attached hereto (the "Voting Agreement").

        NOW, THEREFORE, in consideration of the representations, warranties, covenants, agreements and mutual promises set forth herein, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree as follows:

ARTICLE I

THE MERGER

        1.1    The Merger.    At the Effective Time (as defined in Section 1.2) and subject to and upon the terms and conditions set forth in this Agreement and the applicable provisions of the Delaware General Corporation Law ("Delaware Law"), Merger Sub shall be merged with and into Company, the separate corporate existence of Merger Sub shall cease and Company shall continue as the surviving corporation and as a wholly-owned subsidiary of Parent. Company, as the surviving corporation after the Merger, is hereinafter sometimes referred to as the "Surviving Corporation."

        1.2    Closing; Effective Time.    The closing of the Merger (the "Closing") shall take place as soon as practicable after the satisfaction or waiver of each of the conditions set forth in Article VI hereof or at such other time as the parties hereto mutually agree (the "Closing Date"). The Closing shall take place at the offices of McDATA Corporation, 380 Interlocken Crescent, Suite 600, Broomfield, Colorado 80021, or at such other location as the parties hereto agree. At the Closing and simultaneously therewith, the parties hereto shall cause the Merger to be consummated by filing a Certificate of Merger substantially in the form attached hereto as Exhibit B (the "Delaware Certificate of Merger") with the Secretary of State of the State of Delaware in accordance with the relevant provisions of Delaware Law (the time of filing of the Delaware Certificate of Merger being the "Effective Time").

        1.3    Actions at Closing.    At the Closing, (i) Company will deliver to Parent and Merger Sub the various certificates, instruments and documents referred to in Section 6.3 below, (ii) Parent and Merger Sub will deliver to Company the various certificates, instruments and documents referred to in Section 6.2 below, (iii) Company and Merger Sub will file with the Delaware Secretary of State the Delaware Certificate of Merger, and (iv) Parent will deliver the Merger Consideration (as defined in Section 1.6 hereof) in the manner provided in Section 1.8 below.

        1.4    Effect of the Merger.    At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Delaware Certificate of Merger and the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the assets, property, rights, privileges, powers and franchises of Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation, and the Surviving Corporation shall be a wholly-owned subsidiary of Parent.

        1.5    Certificate of Incorporation; Bylaws.

          (a)    Certificate of Incorporation.    Unless otherwise determined by Parent prior to the Effective Time, at the Effective Time the Certificate of Incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation (except that the name of the Surviving Corporation shall be amended to become "Sanera Systems, Inc.") until thereafter amended, as provided by Delaware Law and such Certificate of Incorporation.

          (b)    Bylaws.    Unless otherwise determined by Parent prior to the Effective Time, at the Effective Time the Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation (except that the name of the Surviving Corporation shall be amended to become "Sanera Systems, Inc.") until thereafter amended, as provided by Delaware Law, the Surviving Corporation's Certificate of Incorporation and such Bylaws.

          (c)    Directors and Officers.    From and after the Effective Time, the directors and officers of Merger Sub shall become the directors and officers of the Surviving Corporation (retaining their respective positions and terms of office), in each case until their respective successors are duly elected or appointed and qualified.

        1.6    Merger Consideration.

          (a)    Conversion of Company Securities.    At the Effective Time by virtue of the Merger:

            (i)    Without any action on the part of the holders of Preferred Stock or Common Stock, each share of Preferred Stock and Common Stock issued and outstanding immediately prior to the Effective Time, and all rights and privileges in respect thereof, shall forthwith cease to exist and be converted into the right to receive:

              (A)  with respect to the shares of Series C Preferred and pro rata among all shares of Series C Preferred, an amount equal to $0.54 in cash (without interest) per share of Series C Preferred from Parent plus the amount set forth in subsection 1.6(a)(i)(D) below (the "Series C Payment");

              (B)  with respect to the shares of Series B Preferred and pro rata among all shares of Series B Preferred, an amount equal to $1.00 in cash (without interest) per share of Series B Preferred from Parent (the "Series B Payment");

              (C)  with respect to the shares of Series A Preferred and pro rata among all shares of Series A Preferred, an amount equal to $1.00 in cash (without interest) per share of Series A Preferred from Parent (the "Series A Payment"); and

              (D)  with respect to the shares of Series C Preferred and Common Stock and pro rata among all shares of Series C Preferred and Common Stock on an as-converted to Common Stock basis, an amount equal to the difference between the Merger Consideration (as defined below) and the sum of the aggregate payments made, or to be made, as the case may be, pursuant to subsections (A) through (C) above and Section 1.6(a)(ii) below (such amount distributed to the holder of each share of Common Stock, the "Per Common Share Merger Consideration").

            (ii)   Without any action on the part of the holders of the Options, the vesting of each Option issued and outstanding immediately prior to the Effective Time shall accelerate in full. To the extent any such Option has not been exercised prior to the Effective Time, each such Option, and all rights and privileges in respect thereof, shall forthwith cease to exist and shall automatically be terminated and the holder of each such Option immediately prior to such termination shall promptly after the Effective Time receive from the Surviving Corporation, for each share of Common Stock subject to each such terminated Option, an amount in cash equal to the excess, if any, of the Per Common Share Merger Consideration over the per share exercise price of such Option, without interest, in full settlement of the termination of the corresponding Option and, to the extent that the per share exercise price of any Option equals or exceeds the Per Common Share Merger Consideration, at the Effective Time such Option shall cease to exist and automatically be terminated and the holder thereof shall not receive or be entitled to receive any consideration in respect of such Option. The amounts payable pursuant to this Section 1.6(a)(ii) shall be subject to all applicable withholding taxes.

            (iii)  Without any action on the part of the holders of shares of Common Stock subject to repurchase by Company, the Company's repurchase rights shall lapse and such shares shall be fully vested and converted into the right to receive the amount set forth in Section 1.6(a)(i)(D) above.

            (iv)  Without any action on the part of the holders of the Expiring Warrants, each Expiring Warrant issued and outstanding immediately prior to the Effective Time, and all rights and privileges in respect thereof, shall forthwith cease to exist and terminate without consideration.

            (v)   Except pursuant to the terms of Sections 1.11, 8.3(b) and 8.5, in no event shall Parent be required to make cash payments exceeding the Merger Consideration pursuant to the terms of this Agreement. Except pursuant to the terms of Section 1.11, in no event shall Parent be required to issue any share of stock or securities or options, warrants or other securities exercisable for or convertible into shares of Parent stock or securities pursuant to the terms of this Agreement. An aggregate of $13,558,804 of the Merger Consideration (as defined below) shall be subject to escrow pursuant to Sections 1.8(b) and 8.2 and as set forth in the Escrow Agreement.

            (vi)  "Merger Consideration" shall mean an amount equal to $110,588,039.91 (a) plus the amount of proceeds received by Company in exchange for shares of its Series C Preferred issued on or after August 1, 2003 and prior to the Closing Date, (b) plus the amount of proceeds received or receivable by the Company on or after August 1, 2003 and prior to the Closing Date pursuant to the exercise of the Options and the Warrants held by holders who are not employees of Company (assuming full exercise of all such outstanding Options and in-the-money Warrants held by such holders), (c) plus any amounts set forth on Schedule 1.6(a)(vi)(c) of the Company Disclosure Schedule, (d) minus the amount of fees, costs and expenses of attorneys, accountants, consultants, investment bankers, brokers and finders actually incurred by the Company on or prior to the Closing Date, and (e) minus any payments made by the Company prior to the Closing Date to third parties that are outside of the Ordinary Course of Business of Company and are not agreed to by Parent; provided that the parties hereby agree and acknowledge that (i) any payments made to Venture Lending & Leasing III, Inc. or its affiliates or assignees (collectively, "VLL") in connection with the payment in full of the Company's debt and other obligations to such entity shall be deemed to be within the Company's Ordinary Course of Business and (ii) any payments set forth on Schedule 1.6(a)(vi)(e) of the Company Disclosure Schedule shall be deemed to be outside of the Company's Ordinary Course of Business for purposes of this Section 1.6(a)(vi). In addition to the foregoing, (x) if the sum of the Company's aggregate cash, cash equivalents and investments (including any restricted cash and any deposits with other institutions pursuant to leases or other agreements) as of September 30, 2003 (1) is less than $9,785,000, then the Merger Consideration shall be decreased by the difference between $9,785,000 and such aggregate cash, cash equivalents and investments balance or (2) is more than $10,815,000, then the Merger Consideration shall be increased by the difference between such aggregate cash balance and $10,815,000, and (y) if the aggregate amount of current liabilities to be assumed by Parent pursuant to the terms hereof (other than the deferred revenue related to the payments made pursuant to the OEM Agreement between the Company and Computer Network Technology Corporation dated as of December 3, 2002 and deferred rent) (the "Assumed Indebtedness") as of September 30, 2003 (assuming that the Company agreement with VLL has not been terminated or amended and the Company indebtedness thereunder remains outstanding) (1) exceeds $3,302,250, then the Merger Consideration shall be decreased by the difference between the amount of such Assumed Indebtedness and $3,302,250, or (2) is less than $2,987,750, then the Merger Consideration shall be increased by the difference between $2,987,750 and the amount of such Assumed Indebtedness. All amounts set forth in the preceding sentence shall be determined prior to giving effect to any loans made by Parent to Company and any amounts received or paid by Company described in clauses (a) through (e) of this subsection 1.6(a)(vi).

          (b)    Cancellation of Capital Stock Owned by Company.    At the Effective Time, all shares of capital stock of Company that are held in the treasury of Company or owned by Company immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof and without payment of any consideration therefor.

          (c)    Conversion of Merger Sub Common Stock.    At the Effective Time, each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall remain outstanding and shall represent one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

          (d)    Outstanding Capital Stock of Company.    After the Effective Time, no share of capital stock of Company shall be deemed to be outstanding or to have any rights other than those set forth in this Section 1.6.

        1.7    Dissenting Shares.

          (a)    Dissenter's Rights.    Notwithstanding any provision of this Agreement to the contrary, any capital stock of Company held by a holder who has exercised such holder's dissenter's rights in accordance with Section 262 of Delaware Law or in accordance with Chapter 13 of the California General Corporation Law (the "California Code") ("Dissenting Shares"), and who, as of the Effective Time, has not effectively withdrawn or lost such dissenter's rights (a "Dissenting Stockholder"), shall not be converted into or represent a right to receive the Merger Consideration, if applicable, pursuant to Section 1.6, and the Dissenting Stockholder shall be entitled only to such rights as are granted by Section 262 of Delaware Law or Chapter 13 of the California Code.

          (b)    Loss of Dissenter's Rights.    Notwithstanding the provisions of Section 1.7(a), if any Dissenting Stockholder shall effectively withdraw or lose (through failure to perfect or otherwise) his rights to receive payment for the fair market value of his Dissenting Shares under Delaware Law or the California Code, then, as of the later of the Effective Time or the occurrence of such event, such Dissenting Stockholder's capital stock of Company shall automatically be converted into and represent only the right to receive his pro rata portion of the Merger Consideration, if applicable, without interest, upon surrender of the Company Certificates (as defined in Section 1.8(a)) representing such shares to Parent pursuant to Section 1.8.

          (c)    Notice.    Company shall (i) comply with the requirements of Section 262 of Delaware Law and Chapter 13 of the California Code, (ii) give Parent prompt notice of any written demands for payment with respect to capital stock of Company pursuant to Section 262 of Delaware Law and Chapter 13 of the California Code, withdrawals of such demands, and copies of any documents or instruments served pursuant to Delaware Law and the California Code and received by Company, and (iii) give Parent the opportunity to participate in all negotiations and proceedings with respect to demands for dissenter's rights under Delaware Law or the California Code. Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demands for dissenter's rights with respect to any Dissenting Shares or offer to settle or settle any such demands.

        1.8    Surrender of Certificates.

          (a)    Payment Procedures.

            (i)    From and after the Effective Time, all shares of capital stock of Company shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate that immediately prior to the Effective Time represented outstanding shares of Company capital stock (the "Company Certificates") shall cease to have any rights with respect thereto, except for the right, upon surrender to Parent of Company Certificates for cancellation, to receive in exchange therefor the Merger Consideration set forth in Section 1.6, and the Company Certificate so surrendered shall forthwith be canceled. Until so surrendered, each outstanding Company Certificate will be deemed from and after the Effective Time, for all corporate purposes, to evidence only the right to receive the Merger Consideration.

            (ii)   As soon as reasonably practicable after the Effective Time, Parent shall mail to each Company stockholder of record (A) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Company Certificates shall pass, only upon delivery of the Company Certificates to Parent and shall be in such form and have such other provisions as Parent and Company may mutually specify) and (B) instructions for effecting the surrender of the Company Certificates in exchange for the Merger Consideration. Upon surrender of a Company Certificate by a Company stockholder for cancellation to Parent or to such other agent or agents as may be appointed by Parent, together with delivery of a duly executed letter of transmittal, Parent shall pay and deliver to each such Company stockholder the Merger Consideration in exchange therefor. No interest will accrue or be paid to any holders of Company Certificates.

          (b)    Escrow.    Subject to and in accordance with the provisions of Article VIII and the Escrow Agreement (as defined in Section 6.1(c)) and subject to the surrender to Parent of all Company Certificates held by the Company stockholders, at the Effective Time, Parent shall cause to be distributed to the Escrow Agent (as defined in Section 8.2) $13,558,804 of the Merger Consideration payable to the holders of Preferred Stock and Common Stock pursuant to Section 1.6(a)(i) as set forth on Exhibit C attached hereto (the "Escrow Fund"). The Escrow Fund shall be held in escrow and shall be available to compensate Parent on an exclusive basis for damages as provided in Article VIII and the Escrow Agreement. To the extent not used to compensate Parent for such damages, the Escrow Fund shall be released to the Company stockholders as provided in Article VIII and the Escrow Agreement.

          (c)    Options.    From and after the Effective Time, all Options shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of an Option shall cease to have any rights with respect thereto.

          (d)    Expiring Warrants.    From and after the Effective Time, all Expiring Warrants shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of an Expiring Warrant shall cease to have any rights with respect thereto.

          (e)    Other Warrants.    From and after the Effective Time, all Other Warrants shall remain outstanding.

        1.9    Lost, Stolen or Destroyed Certificates.    In the event any Company Certificates shall have been lost, stolen or destroyed, Parent shall issue in exchange for such lost, stolen or destroyed Company Certificates, upon the making of an affidavit of that fact by the holder thereof that portion of the Merger Consideration payable to such holder pursuant to Section 1.6 in exchange for the shares of capital stock held by such holder; provided, however, that as a condition precedent to the payment thereof, such holder shall deliver to Parent such affidavit agreeing to indemnify and hold harmless Parent from and against any claim that may be made against Parent, the Surviving Corporation, Company or any of their respective directors, officers, employees, affiliates or agents with respect to the Company Certificates alleged to have been lost, stolen or destroyed.

        1.10    Closing of Company's Transfer Books.    At and after the Effective Time, holders of capital stock of Company shall cease to have any rights as stockholders of Company, except for the right to the Merger Consideration. At the Effective Time, the stock transfer books of Company shall be closed and no transfer of shares of capital stock of Company and any other securities of Company, including, but not limited to, any options and warrants, which were outstanding immediately prior to the Effective Time shall thereafter be made.

        1.11    Employee Consideration.

          (a)   Subject to subsections 1.11(d) and (e) below, within three business days following the Effective Time, Parent shall pay to the employees of Company listed on Exhibit D attached hereto (each an "Employee" and collectively, the "Employees") the amount in cash in the aggregate set forth on Exhibit D (to each Employee the amount set forth opposite his or her name on such Exhibit under the Employee Cash Consideration column), subject to adjustment as set forth in subsection 1.11(c) below (the "Employee Cash Consideration").

          (b)   Subject to subsections 1.11(d) and (e) below, within three business days following the Effective Time, Parent shall issue to the Employees a number of shares of Class B Common Stock of Parent equal to the amount in cash in the aggregate set forth on Exhibit D (to each Employee the amount set forth opposite his or her name on such Exhibit under the Employee Stock Consideration column), subject to adjustment as set forth in subsection 1.11(c) below, divided by the average of the regular trading day closing price per share of Parent's Class B Common Stock, as reported on the Nasdaq National Market, for the five (5) trading days ending on and including the business day immediately prior to the public announcement of the transactions contemplated by this Agreement and the five (5) trading days ending on and including the business day immediately prior to the Effective Time (the "Employee Stock Consideration").

          (c)   The amount of Employee Cash Consideration and Employee Stock Consideration set forth on Exhibit D shall be increased by an amount equal to (i) with respect to the Employee Cash Consideration, 25% of any proceeds received or receivable by Company after August 1, 2003 and prior to the Closing Date pursuant to the exercise of the Options and the Warrants held by holders who are employees of Company (assuming full exercise of all such outstanding Options and in-the-money Warrants held by such holders) and (ii) with respect to the Employee Stock Consideration, 75% of such proceeds, so that the aggregate amount of Employee Cash Consideration and Employee Stock Consideration is increased on a dollar-for-dollar basis for any such proceeds received by Company.

          (d)   Within three (3) business days following the Effective Time, twenty-five percent (25%) of the Employee Cash Consideration due an Employee shall be paid directly to such Employee, and within three (3) business days following the effectiveness of the Form S-8 (as defined in Section 5.15 hereof), twenty-five percent (25%) of the Employee Stock Consideration due an Employee shall be issued, without restriction, to such Employee.

          (e)   The remaining Employee Cash Consideration due an Employee shall be paid to such Employee within three (3) business days following the date on which such amounts are vest pursuant to this subsection (e), and the Employee Stock Consideration due an Employee shall be issued to the Employee within three (3) business days following the effectiveness of the Form S-8 and subject to the vesting period set forth in a restricted stock award retention agreement, a form of which is attached hereto as Exhibit J (the "Restricted Stock Agreement"), which shall vest as follows:

            (i)    with respect to twenty-five percent (25%) of the Employee's Employee Cash Consideration and twenty-five percent (25%) of the Employee's Employee Stock Consideration, at the one-year anniversary of the Closing Date, provided, however, that, subject to subsection 1.11(f) below, a payment to the Employee of such 25% portion of the Employee Cash Consideration shall be made, and the 25% portion of the Employee's Employee Stock Consideration shall vest, only if such Employee has been providing continuous services to the Surviving Corporation, Parent or any of their respective affiliates from the Closing Date through the one-year anniversary of the Closing Date; and

            (ii)   with respect to the remaining fifty percent (50%) of the Employee's Employee Cash Consideration and the remaining fifty percent (50%) of the Employee's Employee Stock Consideration, (x) if any of the Payment Milestones (as defined below) have been timely achieved by the dates set forth opposite such Payment Milestones on Exhibit H hereto, then with respect to that percentage applicable to each such timely achieved Payment Milestone as indicated on Exhibit H, in a series of six (6) equal monthly installments beginning at the end of the first month following the one-year anniversary of the Closing Date, or (y) if any of the Payment Milestones have not been timely achieved by the dates set forth opposite such Payment Milestones on Exhibit H hereto, then with respect to that percentage applicable to each such Payment Milestone which has not been timely achieved as indicated on Exhibit H, in a series of twelve (12) equal monthly installments beginning at the end of the first month following the one-year anniversary of the Closing Date; provided, however, that, subject to subsection 1.11(f) below, payment to the Employee of such 50% of the Employee's Employee Cash Consideration shall be made, and the 50% portion of the Employee's Employee Stock Consideration shall vest, only if such Employee has been providing continuous services to the Surviving Corporation, Parent or any of their respective affiliates from the Closing Date through the applicable date of such payment or lapse.

            (iii)  The conditions upon payment of the Employee Cash Consideration and upon the issuance of the Employee Stock Consideration set forth in subsections 1.11(e)(i) and (ii) above shall be the only conditions to such payment and issuance, and neither the Employee Cash Consideration nor the Employee Stock Consideration shall be subject to the escrow or indemnification provisions set forth in Article VIII hereof or the Escrow Agreement.

          (f)    Notwithstanding the above, with respect to any Employee, the payment of the Employee Cash Consideration and the vesting with respect to the Employee Stock Consideration (i) shall be subject to the acceleration provisions set forth in the Acceleration Agreements (as defined in Section 6.2(f) hereof) with respect to the Employees who are a party thereto and (ii) may be accelerated or otherwise modified by a written agreement between Parent and any such Employee, it being agreed that Parent will review such arrangements on a case-by-case basis.

          (g)   The "Payment Milestones" shall mean those Surviving Corporation objectives set forth on Exhibit Hattached hereto, and each such Payment Milestone shall have been timely achieved if achieved on or prior to date set forth opposite such Payment Milestone on Exhibit H.

          (h)   Each Employee is intended to be a third party beneficiary of this Section 1.11 and may specifically enforce its terms at or after the Effective Time. No payments or issuances of shares to any persons pursuant to this Section 1.11 shall be deemed or considered to be part of the Merger Consideration or other payment in exchange for any outstanding securities of Company.

        1.12    Tax Consequences.    Parent shall have the option to make an election under Section 338(g) of the Code with respect to the Merger.

        1.13    No Liability.    Notwithstanding anything to the contrary in this Article I, none of Parent, Merger Sub, the Surviving Corporation or any party hereto shall be liable to any person in respect of any Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

        1.14    Taking of Necessary Action; Further Action.    If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest Parent with control over, and to vest the Surviving Corporation with full right, title and possession to, all assets, property, rights, privileges, powers and franchises of Company, the officers and directors of Company, Parent and Merger Sub shall, in the name of their respective corporations or otherwise, take all such lawful and necessary action as may be requested by Parent.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF COMPANY

        Except as set forth in the Company disclosure schedule attached hereto (the "Company Disclosure Schedule"), which Company Disclosure Schedule (i) may be updated by the Company to include any event, item, change or circumstance occurring or arising after the date hereof which either does not constitute a Material Adverse Effect on Company or is consented to by Parent and (ii) refers by numbered section and subsection (where applicable) to the representations and warranties in this

Article II other than where it is reasonably apparent from the disclosures made therein that such disclosures would apply to another section or subsection, Company represents and warrants to Parent and Merger Sub, as of the date of this Agreement and as of the Closing Date (unless another date is applicable), as follows:

        2.1    Organization, Standing and Power.    Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Company has the corporate power to own its properties and to carry on its business as now being conducted and as proposed to be conducted and is duly qualified to do business and is in good standing in each jurisdiction where it is required by law to be so qualified, except where such failure to qualify would not have a Material Adverse Effect (as defined in Section 9.3) on Company. Section 2.1 of the Company Disclosure Schedule sets forth (i) each jurisdiction in which Company is duly qualified to do business and in good standing, and (ii) all former names and all fictitious or assumed names under which Company does or has done business. True, correct and complete copies of the Certificate of Incorporation and Bylaws of Company, each as amended through the date of the Agreement, have been delivered to Parent. Company is not in violation of any of the provisions of its Certificate of Incorporation or Bylaws, each as amended. Company does not own and never has owned directly or indirectly any equity or similar interest in, or any interest convertible or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture, limited liability company or other business association or entity. Section 2.1 of the Company Disclosure Schedule sets forth a list of each of the officers and directors of Company.

        2.2    Capital Structure.    The authorized capital stock of Company consists of (i) 300,000,000 shares of Common Stock, par value $.0001 per share, of which10,224,855 shares are issued and outstanding as of the date hereof, and (ii) 177,077,500 shares of Preferred Stock, par value $.0001 per share, of which (a) 18,303,750 shares are designated Series A Preferred, of which 17,500,000 shares are issued and outstanding as of the date hereof, (b) 48,773,750 shares are designated Series B Preferred, of which 48,650,000 shares are issued and outstanding as of the date hereof and (c) 110,000,000 shares are designated Series C Preferred, of which 48,570,637 shares are issued and outstanding as of the date hereof. As of the date hereof, there are outstanding Options to purchase 11,500,001 shares of Common Stock. As of the date hereof, there are outstanding Warrants to acquire 1,025,000 shares of Common Stock, 803,750 shares of Series A Preferred and 123,750 shares of Series B Preferred at the exercise prices set forth in Section 2.2 of the Company Disclosure Schedule. Section 2.2 of the Company Disclosure Schedule designates each Warrant which by its terms will terminate or cease to be exercisable automatically at the Effective Time without further action by Company or the holder thereof as "Expiring Warrants." At the Effective Time, the Expiring Warrants will not be outstanding. The name and address of all of the securityholders of Company and their respective holdings, including any holders of options, warrants or any other right to acquire securities of Company, as of the date hereof, are as set forth on Section 2.2 of the Company Disclosure Schedule. Other than such securities, there are no other outstanding shares of capital stock or other securities of Company, no outstanding rights to acquire capital stock or securities of the Company, and no outstanding commitments to issue any shares of capital stock or securities of Company after the date hereof. All outstanding shares of capital stock of Company are duly authorized, validly issued, fully paid and non-assessable and are free and clear of any restrictions on transfer (other than restrictions under the Securities Act of 1933, as amended (the "Act"), state securities laws and the Company Plan), Taxes (as defined in Section 2(l)), security interests, charges, liens, encumbrances, options, warrants, purchase rights, subscription rights, exchange rights, contracts, commitments, equities, claims, and demands), and are not subject to preemptive rights or rights of first refusal created by statute, the Certificate of Incorporation or Bylaws, each as amended, of Company or any agreement to which Company is a party or by which it is bound. Except for the rights created pursuant to this Agreement and the Company Plan, there are no other options, warrants, calls, rights, commitments, contracts or agreements of any character to which any of Company or securityholders of Company is a party or by which they are bound obligating the respective person or entity to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of capital stock or other securities of Company or any securities convertible or exchangeable therefor or obligating Company to grant, extend, change the price of, or otherwise amend or enter into any such option, warrant, call, right, commitment or agreement. Except for this Agreement, the Voting Agreement, the Company Plan or as set forth in Section 2.18(g) of the Company Disclosure Schedule, there are no contracts, commitments, trusts, proxies or agreements relating to voting, purchase or sale of Company's securities (i) between or among Company and any of its security holders, and (ii) between or among any of Company's security holders. There are no outstanding or authorized stock appreciation rights, phantom stock, profit participation, dividend equivalent rights, or similar rights with respect to Company. All outstanding securities of Company were issued in compliance with all applicable federal and state securities laws.

        2.3    Authority.    Company has all requisite corporate power and authority to execute and deliver this Agreement, the Escrow Agreement, the Voting Agreement and any other agreement contemplated hereunder (the "Transaction Agreements"), to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of the Transaction Agreements and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Company (including, without limitation, approval of its board of directors), subject only to the approval of the Merger by the stockholders of Company as contemplated by Section 6.1(d). The Transaction Agreements have been, or will be, duly executed and delivered by Company and constitute, or will constitute when executed and delivered, the legal, valid and binding obligation of Company, enforceable against Company in accordance with their terms, except that such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to creditors' rights generally, and is subject to general principles of equity. The Board of Directors of Company has unanimously (i) declared the Merger advisable and fair to and in the best interest of Company and its stockholders, (ii) approved and adopted this Agreement in accordance with the Delaware Law (subject to Company stockholder approval), (iii) approved the other Transaction Agreements to which it is a party, (iv) resolved to recommend the approval of this Agreement to Company stockholders and (v) directed that this Agreement be submitted to Company stockholders for approval.

        2.4    No Conflicts; Required Filings and Consents.

          (a)    No Conflict.    Except as set forth in Section 2.4(a) of the Company Disclosure Schedule, the execution and delivery of the Transaction Agreements by Company do not, and the performance by Company of its obligations hereunder and thereunder, and the consummation of the Merger will not, (i) conflict with or violate any provision of the Certificate of Incorporation or Bylaws of Company, (ii) to Company's knowledge, conflict with or violate any constitution, statute, law, ordinance, rule, regulation, judgment, decree, order, injunction, writ, permit or license applicable to Company or by which any property or asset of Company is bound or affected, or (iii) except for such conflicts, violations, breaches or defaults which would not have a Material Adverse Effect on Company, conflict with, result in any breach of, violate or constitute a default (or an event which with the giving of notice or lapse of time or both could reasonably be expected to become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien, security interest, charge or other encumbrance on any property or asset of Company pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument, document, arrangement or obligation.

          (b)    Governmental Filings.    No filing or registration with, or notification to, and no permit, authorization, consent or approval of, any United States Federal, state or local or any foreign governmental, regulatory or administrative authority, agency or commission or any court, tribunal or arbitral body ("Government Entity") is necessary for the execution and delivery of the Transaction Agreements by Company or the performance and consummation by Company of the transactions contemplated by the Transaction Agreements, except (i) the filing of the Delaware Certificate of Merger, (ii) the filing of a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and any other required HSR Act filings, (iii) such filings, registrations, notifications, permits, authorizations, consents or approvals that result from the specific legal or regulatory status of Parent or as a result of any other facts that specifically relate to the business or activities in which Parent is engaged other than the business of Company and (iv) such consents, approvals or authorizations, permits or filings which, if not obtained or made, would not have a Material Adverse Effect on Company.

          (c)    Third Party Consents and Notices.    Except as set forth in Section 2.4(c) of the Company Disclosure Schedule, to the knowledge of Company, Company is not required to obtain the consent of, or give notice to, any third party by reason of the transactions contemplated by the Transaction Agreements.

        2.5    Permits; Compliance with Laws.    Except for such Company Permits (as defined below) the non-compliance with which would not have a Material Adverse Effect on Company, Company is in possession of all franchises, grants, authorizations, licenses, establishment registrations, product listings, permits, easements, variances, exceptions, consents, certificates, identification and registration numbers, approvals and orders of any Government Entity necessary for Company to own, lease and operate its properties or to offer or perform its services or to develop, produce, store, distribute and market its products or otherwise to carry on its business as it is now being conducted and as it is presently proposed to be conducted (collectively, the "Company Permits"), and none of the Company Permits has been suspended or cancelled nor is any such suspension or cancellation pending or, to the knowledge of Company, threatened. All of the Company Permits are set forth in Section 2.5 of the Company Disclosure Schedule. Company is not in conflict with, or in default or violation of, (i) any constitution, law, statute, order, rule, regulation, ordinance, judgment, decree, injunction, writ or license applicable to Company or by which any property or asset of Company is bound or affected, or (ii) any Company Permits, except where such conflict, violation or default would not have a Material Adverse Effect on Company. There are no actions, proceedings, investigations or surveys pending or, to the knowledge of Company, threatened against Company that could reasonably be expected to result in the suspension or cancellation of any Company Permit. Since its inception, Company has not received from any Government Entity any written notification with respect to possible conflicts, defaults or violations of any constitution, law, statute, order, rule, regulation, ordinance, judgment, decree, injunction, writ or license. The Merger will not result in the suspension or cancellation of any Company Permit.

        2.6    Financial Statements.    Section 2.6 of the Company Disclosure Schedule includes true, complete and correct copies of Company's audited financial statements (balance sheet, statement of operations and statement of cash flows) as at, and for the period from inception through December 31, 2001 and for the fiscal year ended December 31, 2002 (collectively, the "Audited Financial Statements"), and the unaudited balance sheet and statement of operations as at, and for the seven months ended July 31, 2003 (collectively, the "New Financial Statements" and with the Audited Financial Statements, the "Financial Statements"). The Financial Statements have been prepared in accordance with U.S. generally accepted accounting principles ("GAAP") applied on a consistent basis. The Financial Statements have been prepared from and in accordance with the books and records maintained by Company and fairly present, in all material respects, the financial condition, operating results and cash flow of Company as of the dates, and for the periods, indicated therein, subject to the absence of footnotes and normal year-end audit adjustments which will not be material in nature or in amount for the New Financial Statements. Company maintains and will continue to maintain books and records established and administered in accordance with GAAP.

        2.7    Absence of Certain Changes.    Except as set forth in Section 2.7 of the Company Disclosure Schedule, since December 31, 2003, Company has conducted its business only in the Ordinary Course of Business (as defined in Section 9.3), and there has not occurred (i) any Material Adverse Effect on Company, (ii) any event that could reasonably be expected to prevent or materially delay the performance of Company's obligations pursuant to the Transaction Agreements or the consummation of the Merger by Company, (iii) any material change by Company in its accounting methods, principles or practices, (iv) any declaration, setting aside or payment of any dividend or distribution in respect of the shares of capital stock of Company or any redemption, purchase or other acquisition of any of Company's securities, (v) any increase in the compensation or benefits or establishment or payment of any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including, without limitation, the granting of stock options, stock appreciation rights, performance awards or restricted stock awards), stock purchase or other employee benefit plan, or any other increase in the compensation payable or to become payable to any employees, officers, consultants or directors of Company, (vi) any issuance, grant or sale of any stock, options, warrants, notes, bonds or other securities of the Company, or the entering of any agreement with respect thereto by Company, except for the issuance of such securities which are included in the numbers of outstanding securities of the Company set forth in Section 2.2 hereof, (vii) any amendment to the Certificate of Incorporation or Bylaws of Company, (viii) any (w) capital expenditures by Company, (x) purchase, sale, assignment or transfer of any material amount of Company assets, (y) mortgage, pledge or creation of any lien, encumbrance or charge on any assets or properties of Company, tangible or intangible, except for liens for taxes not yet due and payable, or (z) cancellation, compromise, release or waiver of any rights of value or any debts or claims by Company, (ix) any incurrence of any liability (absolute or contingent) by Company, except for liabilities and obligations incurred in the Ordinary Course of Business, (x) any incurrence of any damage, destruction or similar loss, whether or not covered by insurance, affecting the business or properties of Company, (xi) any entering into any material agreement, contract, lease, arrangement, obligation or license by Company, including, without limitation, any agreement, contract, lease, arrangement, obligation or license related to the Intellectual Property Rights of Company, (xii) any acceleration, termination, modification or cancellation of any material agreement, contract, lease or license to which Company is a party or by which it is bound, (xiii) any entering into any loan or other transaction by Company with any officers, directors or employees of Company, (xiv) any charitable or other capital contribution or pledge therefore by Company, (xv) any entering into any transaction of a material nature by Company, (xvi) any hiring of any new employee, or (xvii) any negotiation or agreement by Company to do any of the things described in the preceding clauses (i) through (xvi).

        2.8    Absence of Undisclosed Liabilities.    Except to the extent set forth in the balance sheet of Company as of July 31, 2003 included in the New Financial Statements (the "Company Balance Sheet") and except for liabilities incurred in the Ordinary Course of Business since July 31, 2003, which individually or in the aggregate are not material or which do not result from or were not caused by any breach of contract, breach of warranty, tort, infringement or violation of law, Company does not have any liabilities or obligations of any nature (whether known or unknown, whether asserted or unasserted, whether accrued or unaccrued, whether liquidated or unliquidated, whether due or to become due, and whether absolute, contingent or otherwise), including any liability for taxes.

        2.9    Litigation.    There is no private or governmental action, suit, proceeding, claim, arbitration, complaint, dispute or, to the knowledge of Company, allegation or investigation pending before any governmental department, commission, authority, arbitrator, agency, court or tribunal, foreign or domestic, or, to the knowledge of Company, threatened against Company or any of its assets, Intellectual Property Rights (as defined in Section 2.12(i)) or properties or any of its officers or directors (in their capacities as such). There is no judgment, decree, injunction, writ, rule or order against Company, or any of its directors or officers (in their capacities as such), limiting the conduct of business by Company or that could prevent, enjoin, or alter or delay any of the transactions contemplated by this Agreement or have a Material Adverse Effect on Company. There is no litigation (including arbitrations) by Company which is pending or threatened against any other person or entity.

        2.10    Restrictions on Business Activities.    There is no agreement, judgment, order, writ, injunction or decree binding upon, or governmental or regulatory action taken against or involving, Company or any of its assets, properties or employees which has had or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of Company, any acquisition of property by Company or the conduct of business by Company as currently conducted or as currently proposed to be conducted.

        2.11    Title to Property.    Company does not own any real property. Section 2.11 of the Company Disclosure Schedule sets forth a list of material assets and property owned, leased or licensed by Company. Except for security interests granted to VLL and Telogy, Inc., Company has good and marketable title to all of its respective assets and properties reflected in the Company Balance Sheet and in Section 2.11 of the Company Disclosure Schedule, or with respect to leased properties and assets, valid leasehold interests therein, free and clear of all mortgages, liens, pledges, charges or encumbrances of any kind or character, except for (a) mechanic's, materialman's, and similar liens, (b) liens for Taxes not yet due and payable or for Taxes that the taxpayer is contesting in good faith through appropriate proceedings and for which adequate reserves have been established on the books of Company, and (c) purchase money liens and liens securing rental payments under capital lease arrangements. All properties used in the operations of Company are reflected on the Company Balance Sheet to the extent GAAP requires the same to be reflected and on Section 2.11 of the Company Disclosure Schedule.

        2.12    Intellectual Property.

          (a)    List of Company Intellectual Property.    Section 2.12(a) of the Company Disclosure Schedule contains a true, correct and complete list of Company's licenses or other arrangements, understandings and agreements relating to Company's Intellectual Property Rights necessary for the Company to carry out its business as presently conducted and as presently proposed to be conducted (including the parties thereto and the date and subject matter thereof) (each a "License Agreement" and collectively the "License Agreements"), patents, patent applications, registered trademarks and services marks, registered trade names, trademark and service mark applications, Internet domain names, Internet domain name applications, copyright registrations and applications and other filings and formal actions made or taken pursuant to Federal, state, local and foreign laws by Company to protect its interests in its Intellectual Property Rights, and includes details of all due dates for further filings, registrations, maintenance, payments or other actions falling due in respect of their Intellectual Property Rights within six (6) months of the Effective Time. Company has delivered, or has made available, to Parent a copy of each of the items listed in Section 2.12(a) of the Company Disclosure Schedule. All of Company's patents, patent applications, registered trademarks, trademark applications and registered copyrights remain in good standing with all fees paid and filings made. Company has delivered to Parent all letters, analyses, reports and other documentation in its possession concerning the ownership, validity, infringement of, or freedom to use, the Intellectual Property Rights of Company, any third party Intellectual Property Rights or any License Agreement.

          (b)    Company Intellectual Property Rights.    The Intellectual Property Rights of Company contain only those items and rights which are: (i) owned by Company, or (ii) rightfully used by Company pursuant to a valid and enforceable License Agreement. Company has all rights, including, without limitation, rights to make, have made, use, reproduce, modify, adopt, create derivative works based on, translate, distribute (directly and indirectly), transmit, display, license, assign and sell, in their Intellectual Property Rights necessary to permit Company to carry out Company's business as presently conducted and as presently proposed to be conducted. Except as set forth on Section 2.12(b) of the Company Disclosure Schedule, Company has not granted any sublicense with respect to any License Agreement. Company is not a party to any agreement, contract, arrangement, understanding or license or under any obligation which grants, vests or creates (including granting, vesting or creation by passage of time or occurrence of an event or otherwise) in any other person any rights or interests (including, without limitation, rights to make, use, market, import, copy, distribute, transmit, perform, modify, create derivative works, or otherwise exploit or any residual rights) in or to Intellectual Property Rights of Company, other than such agreements, contracts, arrangements, understandings, licenses or rights identified on Section 2.12(b) of the Company Disclosure Schedule, which sets forth the identity of the party to which any such licenses or rights have been granted.

          (c)    Infringement.    Neither (i) the reproduction, manufacturing, distribution, licensing, sublicensing, testing, development, invention, use, sale or offer to sell or any other exercise of Company's Intellectual Property Rights by Company, nor (ii) the conduct of business by Company as currently conducted or as currently proposed to be conducted, infringes on any third party's Intellectual Property Rights in the United States or, to the knowledge of Company, anywhere else in the world. Company has received no written notice of any pending or threatened claims (i) challenging the validity, effectiveness or ownership by Company of any Intellectual Property Rights, or (ii) to the effect that the use, testing, manufacturing, distribution, licensing, sublicensing, sale or offer to sell or any other exercise of rights in any product, invention, know-how, technology or process as now used or offered or proposed for use, licensing, sublicensing or sale by Company or its agents or use by its customers infringes or will infringe on or misappropriate any third party's Intellectual Property Rights. To the knowledge of Company, there exist no valid grounds for any bona fide claim of any such kind. To the knowledge of Company, all of the rights within the Intellectual Property Rights of Company are enforceable and subsisting. To the knowledge of Company, there is no unauthorized use, infringement or misappropriation of any Intellectual Property Rights of Company by any third party, employee or former employee. Company has taken all reasonably necessary and desirable action to maintain and protect all of its Intellectual Property Rights and will continue to maintain and protect all of its Intellectual Property Rights so as not to adversely affect the validity or enforceability thereof. To the knowledge of Company, the owners of any of the Intellectual Property Rights licensed to Company have taken all necessary and desirable action to maintain and protect the Intellectual Property Rights covered by such license.

          (d)    Nondisclosure Agreements and Assignments.    All personnel, including employees, agents, consultants and contractors, who have contributed to or participated in the conception and development of Intellectual Property Rights on behalf of Company and all persons named as "inventors" on any Company patents and patent applications, have executed nondisclosure agreements and either (i) have been a party to an enforceable agreement with Company that accords Company full, effective, exclusive and original ownership of all tangible and intangible property, including any Intellectual Property Rights (whether patentable or not) and developments arising from the efforts of such personnel performed for, or on behalf of, the Company, or (ii) have executed appropriate instruments of assignment in favor of Company that have conveyed to Company full, effective and exclusive ownership of all tangible and intangible property arising from the efforts of such personnel performed for,or on behalf of, the Company.

          (e)    No Violation.    The execution or delivery of the Transaction Agreements, or performance of Company's obligations hereunder or thereunder, will not cause the diminution, change, amendment, termination or forfeiture of any of the Intellectual Property Rights of Company and

  such Intellectual Property Rights will be owned or available for use by the Surviving Corporation on identical terms and conditions immediately after the Effective Time.

          (f)    Encumbrances.    Except for restrictions provided for in the License Agreements and security interests granted to VLL and Telogy, Inc., the Intellectual Property Rights of Company are free and clear of any and all mortgages, pledges, liens, security interests, conditional sale agreements, encumbrances or charges of any kind and are not subject to any outstanding injunction, judgment, writ, order, decree or ruling. To the knowledge of Company, the Intellectual Property Rights underlying the License Agreements are not subject to any outstanding injunction, judgment, writ, order, decree or ruling and no action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand that is pending or is threatened which challenges the legality, validity or enforceability of the underlying Intellectual Property Rights.

          (g)    Royalties and Indemnities.    Except as set forth in Section 2.12(g) of the Company Disclosure Schedule, Company does not owe any royalties, payments, penalties, milestone payments or other payments to third parties in respect of Intellectual Property Rights of Company or the License Agreements where such payments are individually in excess of $50,000 per year. Except for provisions of the License Agreements, Company has not agreed to indemnify any person for or against infringement or misappropriation with respect to any Intellectual Property Rights.

          (h)    DS 10000.    Company owns, or rightfully uses pursuant to valid and enforceable License Agreements or otherwise possesses legally enforceable rights to the Intellectual Property Rights necessary for the development, manufacture, distribution, marketing and sale of the Company's DS 10000 product as presently conducted or as presently proposed to be conducted by Company (the "DS 10000"). Except as set forth on Section 2.12(h) of the Company Disclosure Schedule, Company has no development agreements relating in any way to the DS 10000. Except as specifically set forth on Section 2.12(h) of the Company Disclosure Schedule, Company has not granted any third party any rights to modify or enhance any Intellectual Property Rights related to any of the Company's products, including, without limitation, the DS 10000.

          (i)    Definition.    "Intellectual Property Rights" means, collectively, with respect to any person or entity, all of the following worldwide intangible legal rights of such person or entity, including those existing or acquired by ownership, license or other legal operation, whether or not filed, perfected, registered or recorded and whether now or hereafter existing, filed, issued or acquired: (i) patents, patent applications, and patent rights, including any and all continuations, continuations-in-part, divisions, reissues, revisions, reexaminations or extensions thereof; (ii) inventions (whether patentable or not in any country and whether or not reduced to practice), invention disclosures, industrial designs, improvements, trade secrets, proprietary information, know-how, technology and technical data; (iii) rights associated with works of authorship (including audiovisual works), including, without limitation, copyrights, copyright applications and copyright registrations and renewals in connection therewith, moral rights, database rights, mask work rights, mask work applications and mask work applications and registrations and renewals in connection therewith; (iv) rights in trade secrets, including, without limitation, ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, methodologies, technical data, designs, drawings, specifications, models, pricing and cost information, business and marketing plans and proposals, rights in industrial property, customer, vendor and prospect lists and all associated information or databases and other confidential or proprietary information, and all rights relating to the protection of the same, including, without limitation, rights under nondisclosure agreements; (v) any other proprietary rights in technology, including software, firmware, all scripts and source and object code (including descriptions, flow charts and other work product used to design, organize or develop such computer software and any related documentation), algorithms, architecture, structure, display screens, layouts, inventions, development tools and all documentation and media constituting, describing or relating to the above, including, without limitation, manuals, memoranda, records, business information, or trade marks, trade dress or names, anywhere in the world; (vi) any rights analogous thereto in the preceding clauses and any other proprietary rights relating to intangible property, including, without limitation, brand names, trademarks, service marks, domain names, trademark and service mark registrations and applications therefore and renewals in connection therewith, trade names, corporate names, logos, rights in trade dress and packaging, together with all translations, adaptations, derivations and combinations thereof, and all goodwill associated with the same; (vii) all rights to sue or make any claims for any past, present or future infringement, misappropriation or unauthorized use of any of the foregoing rights and the right to all income, royalties, damages and other payments that are now or may hereafter become due or payable with respect to any of the foregoing rights, including, without limitation, damages for past, present or future infringement, misappropriation or unauthorized use thereof; and (viii) rights under license agreements for the foregoing.

        2.13    Taxes.

          (a)    Returns.    Company has duly and timely filed or caused to be filed all Federal, and all material state, local and foreign income Tax Returns (as defined in Section 2.13(l)(ii)) and all other material Tax Returns required to be filed by it to date and will duly and timely file or cause to be filed all Tax Returns required to be filed by it prior to the Effective Time. All such Tax Returns (including all amendments thereto) as of the time of filing were or will be complete and accurate in all material respects. No claim has ever been made by a Taxing authority in any jurisdiction in which Company does not file Tax Returns that Company is or may be subject to Taxes in such jurisdiction.

          (b)    Payments.    All material Taxes payable by Company (whether or not shown on any Tax Return) have been paid or will be paid, when due, other than Taxes that are being contested in good faith.

          (c)    Reserves; Accruals.    The liabilities and reserves for Taxes reflected on the Company Balance Sheet are adequate to cover all liabilities for unpaid Taxes of Company (including those that are being contested in good faith) for all periods or portions of periods through the date thereof.

          (d)    Proceedings.    No action, suit, proceeding or audit concerning any Tax liability of Company is pending or, to the knowledge of Company, has been threatened against Company. There are no material claims or assessments against Company for an alleged Tax deficiency and, to the knowledge of Company, no such claims or assessments have been proposed.

          (e)    Liens.    To the knowledge of Company, there are no charges, liens, encumbrances or adverse claims for Taxes upon any properties or assets of Company, except for liens described in Section 2.11(b).

          (f)    Withholdings.    Company has properly withheld and paid over all withholding, employment or other similar Taxes and all unemployment compensation and similar obligations required to be withheld or paid over and has complied with all information reporting and backup withholding requirements, including maintenance of required records with respect thereto.

          (g)    Tax Sharing Agreements; Consolidated Group.    Company is not a party to any agreement (i) providing for the allocation or sharing of Taxes with any entity that is not, directly or indirectly, a wholly-owned corporate subsidiary of Company, or (ii) contractually obligating Company to indemnify any other person with respect to Taxes. Company has never been a member of a consolidated, unitary or combined group.

          (h)    Real Property Holding Corporation.    Company has not been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the period specified in Code Section 897(c)(1)(A)(ii).

          (i)    Statute of Limitations.    Company has not consented to extend the time in which any Tax may be assessed and collected by any Taxing authority.

          (j)    Documents Provided.    Company has provided to Parent true, correct and complete copies of all Federal, state and local income and franchise Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by Company for the taxable periods ending December 31, 2000, December 31, 2001 and December 31, 2002.

          (k)    Other.    Company has not, with regard to any assets or property held, acquired or to be acquired by it, filed a consent to the application of Section 341(f) of the Code. Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date under Code Section 481(c) (or any corresponding or similar provision of state, local or foreign income Tax law), (ii) "closing agreement" as described in Code Section 7121 (or any corresponding or similar provision of state, local or foreign income tax law) executed on or prior to the Closing Date, (iii) installment sale made prior to the Closing Date, or (iv) deferred intercompany gain described in Treasury Regulation Section 1.1502-13 or any excess loss account described in Treasury Regulation Sections 1.1502-19 and 1.1502-32 (or any corresponding or similar provision of federal state, local or foreign law) arising on or before the Closing Date.

          (l)    Certain Defined Terms.    As used in this Agreement:

            (i)    "Tax" or "Taxes" means all taxes, charges, fees, duties, levies or other assessments, however denominated, imposed by any federal, state, local or foreign government or any agency or political subdivision of such government, which taxes shall include income or profits, gross receipts, net proceeds, ad valorem, franchise, sales, use, transfer, value added, registration, business license, user, excise, utility, environmental, communications, excess profits, real or personal property (tangible and intangible), capital stock, payroll, wage or other withholding, employment, social security, severance, stamp, occupation, alternative, add-on minimum, estimated, and other obligations of the same or a similar nature to any of the foregoing, including interest, penalties, and additions to tax related thereto.

            (ii)   "Tax Returns" means returns, declarations, reports, claims for refund, information returns or other documents (including any related or supporting schedules, statements, or information) filed or required to be filed with any federal, state, local or foreign government entity or other authority in connection with the determination, assessment or collection of Taxes of any party or the administration of any laws, regulations, or administrative requirements relating to any Taxes.

        2.14    Employee Benefit Plans.

          (a)    Company Employee Plans.    Section 2.14(a) of the Company Disclosure Schedule lists, with respect to Company, (i) all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), (ii) each loan to a non-officer employee of Company, loans to officers and directors and any stock option, stock purchase, phantom stock, stock appreciation right, dividend equivalent right, supplemental retirement, severance, sabbatical, medical, dental, vision care, disability, employee relocation, cafeteria benefit (Code Section 125) or dependent care (Code Section 129), life insurance or accident insurance plans, programs or arrangements, (iii) all bonus, pension, profit sharing, savings, deferred compensation or incentive plans, programs or arrangements, (iv) other material fringe or employee benefit plans, programs or arrangements, and (v) any current or former employment or executive compensation or severance agreements, written or otherwise material, for the benefit of, or relating to, any present or former employee, consultant or director of Company (together, the "Company Employee Plans").

          (b)    Company Employee Plan Actions.    (i) There have been no prohibited transactions within the meaning of Section 406 or 407 of ERISA or Code Section 4975 with respect to any of the Company Employee Plans that reasonably would result in penalties, taxes or liabilities which, singly or in the aggregate, would have a Material Adverse Effect on Company, (ii) none of the Company Employee Plans promises or provides retiree medical or other retiree welfare benefits to any person, except as required by applicable law, (iii) all contributions required to be made by Company to any Company Employee Plan have been timely made, (iv) each Company Employee Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without liability to Parent or the Surviving Corporation or any of their subsidiaries (other than ordinary administrative expenses typically incurred in a termination event and the payment of benefits accrued under such plan through the time of termination), (v) to the extent applicable, Company has complied with the applicable health care continuation and notice provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 and the regulations thereunder except as would not have a Material Adverse Effect on the Company, (vi) Company does not currently maintain, sponsor, participate in or contribute to, or has ever maintained, established, sponsored, participated in, or contributed to, any pension plan (within the meaning of Section 3(2) of ERISA) which is subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 of the Code, (vii) Company is not a party to, or has never made any contribution to or otherwise incurred any obligation to contribute to, any "multiemployer plan" as defined in Section 3(37) of ERISA, (viii) each of the Company Employee Plans has been operated and administered in accordance with applicable laws during the period of time covered by the applicable statute of limitations except as would not have a Material Adverse Effect on Company, and (ix) there are no pending or, to the knowledge of Company, threatened or anticipated claims involving any of the Company Employee Plans other than claims for benefits in the ordinary course.

          (c)    Plan Documents.    Company has furnished to Parent a copy of each of the Company Employee Plans and related plan documents (including trust documents, insurance policies or contracts, employee booklets, summary plan descriptions and other authorizing documents, Forms 5500, Internal Revenue Service determination letters and any material employee communications relating thereto).

        2.15    Employees; Employee Matters.

          (a)    Salaries.    The Company has provided Parent with a true and complete list of the names and salaries and other compensation arrangements of all current employees, consultants and independent contractors of Company. To the knowledge of Company and other than Alex Mendez, no executive, key employee or group of employees of Company has any plans to terminate employment with Company or refuse employment with the Surviving Corporation.

          (b)    Compliance with Laws.    Company is in compliance with all currently applicable laws, rules and regulations respecting employment, discrimination in employment, terms and conditions of employment, wages, hours and occupational safety and health and employment practices, except for instances of noncompliance that would not have a Material Adverse Effect on Company, and is not engaged in any unfair labor practice. Company has withheld all amounts required by law or by agreement to be withheld from the wages, salaries, and other payments to employees, and is not liable for any arrears of wages or any Taxes or any penalty for failure to comply with any of the foregoing.

          (c)    No Violations.    To Company's knowledge, no employees, consultants or independent contractors of Company are in violation of any term of any employment contract, patent disclosure agreement, noncompetition agreement, consulting agreement or any restrictive covenant to a third party relating to the right of any such employee, consultant or independent contractor to be employed or engaged by Company because of the nature of the business conducted or presently proposed to be conducted by Company or to the use of trade secrets or proprietary information of others.

          (d)    Controversies.    There are no material controversies pending or, to the knowledge of Company, threatened between Company and any of its employees.

          (e)    Organizational Efforts.    To the knowledge of Company, there are no union organizational efforts presently being made involving any of the presently unorganized employees of Company.

          (f)    WARN Act.    Company is not in violation of the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar state or local law.

          (g)    Severance.    Except as set forth in Section 2.15(g) of the Company Disclosure Schedule, the consummation of the transactions contemplated by this Agreement (including any employee termination at any time subsequent to the Effective Time) will not (i) entitle any current or former employee or other service provider of Company to severance benefits or any other payment by Company, Parent or the Surviving Corporation, or (ii) increase the amount of compensation due any such employee or service provider (collectively, "Severance Payments").

        2.16    Interested Party Transactions.    Company is not indebted to any director, officer, employee, consultant, agent or affiliate of Company ("Interested Party") (except for amounts due as normal salaries, consulting fees and bonuses and in reimbursement of ordinary business expenses), and no Interested Party is indebted to Company (except for cash advances for ordinary business expenses). Except as set forth in the Company Disclosure Schedule, there have been no agreements, transactions or understandings between Company and any Interested Party.

        2.17    Bank Accounts.    Section 2.17 of the Company Disclosure Schedule sets forth the names and addresses of all banks, other institutions and state governmental departments at which Company has accounts, deposits or the like, the names of all persons authorized to draw on or give instructions with respect to such accounts, and the names of all persons holding powers-of-attorney on behalf of Company.

        2.18    Material Contracts.    Section 2.18 of the Company Disclosure Schedule sets forth the material contracts, agreements and arrangements (written or oral), as amended to date, to which Company is a party (collectively, the "Material Contracts"), including, without limitation:

          (a)   any sales, advertising, distribution, co-branding, sponsorship, agency, investor relations or public relations contract;

          (b)   any continuing contract for the purchase of materials, supplies, equipment or services involving in the case of any such contact more than fifty thousand dollars ($50,000) per year;

          (c)   any trust indenture, mortgage, promissory note, loan agreement or other contract for the borrowing of money, any currency exchange, commodities or other hedging arrangement or any leasing transaction of the type required to be capitalized in accordance with GAAP;

          (d)   any contract for capital expenditures;

          (e)   any contract pursuant to which Company is a lessor or lessee of any machinery, equipment, motor vehicles, office furniture, fixtures or other personal property, pursuant to which payments in excess of fifty thousand dollars ($50,000) remain outstanding;

          (f)    any employment contract, arrangement or policy (including without limitation any collective bargaining contract or union agreement) and any contract, arrangement or agreement pursuant to which the Company could be obligated to indemnify any of its officers, directors, employees, shareholders or affiliates;

          (g)   any stockholders agreement, voting agreement, registration rights agreement or other agreement to which Company or, to the knowledge of Company, any stockholder of Company, is a party;

          (h)   any contract with any person or entity with whom Company does not deal at arm's length within the meaning of the Code;

          (i)    any agreement of guarantee, support, indemnification, assumption or endorsement of, or any similar commitment with respect to, the obligations, liabilities (whether accrued, absolute, contingent or otherwise) or indebtedness of any other person;

          (j)    any consulting, independent contractor, license, joint venture, collaboration, development or similar agreements; or

          (k)   any lease or sublease agreement for real property (the "Real Property Leases").

        2.19    No Breach of Material Contracts.

          (a)    Material Contracts.    Company is entitled to all material benefits under each, and is not in or alleged to be in material default, breach or violation of, any Material Contract. Each of the Material Contracts is valid, binding and in full force and effect with respect to Company and, to the knowledge of Company, with respect to the other parties thereto, and has not been amended, and there exists no material default, breach or violation or event of default or event, occurrence, condition or act, with respect to Company or, to Company's knowledge, with respect to the other contracting party, which, with the giving of notice, the lapse of time or the happening of any other event or conditions, would become a material default or material event of default under any Material Contract. True, correct and complete copies of all Material Contracts have been made available to Parent. Except for the Material Contracts, there are no other material contracts or other arrangements under which real or personal property, goods, equipment or services are provided, leased or rendered by, or are to be provided, leased or rendered to, Company.

          (b)    Real Property Leases.    In addition to the other representations and warranties contained in this Agreement regarding Real Property Leases, with respect to the Real property Leases:

            (i)    there are no disputes, oral agreements or forbearance programs in effect as to the Real Property Leases,

            (ii)   Company has not assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the leasehold or subleasehold,

            (iii)  to the knowledge of Company, all facilities leased or subleased thereunder have received all approvals of governmental authorities (including licenses and permits) required in connection with the operation thereof and been operated and maintained in accordance with applicable laws, rules and regulations, and

            (iv)  all facilities leased or subleased thereunder are supplied with utilities and all other services necessary for the operation of Company's business as currently conducted and as currently proposed to be conducted and for the operation of said facilities.

        2.20    Fees, Commissions and Payments.    Except for Goldman, Sachs & Co., no broker, finder, investment banker or other person is entitled to any brokerage, finder's or other fee, commission or payment in connection with the Merger based upon arrangements made by or on behalf of Company.

        2.21    No Business Activity Restriction.    There is no non-competition or other similar agreement, commitment, judgment, injunction, order or decree to which Company or, to the knowledge of the Company, any of its employees or officers, is a party or subject to that has or could reasonably be expected to have the effect of prohibiting or impairing the conduct of business by Company. Company has not entered into any agreement under which Company is restricted from selling, licensing or otherwise distributing any of its technology or products to, or providing services to, customers or potential customers or any class of customers, in any geographic area, during any period of time or in any segment of the market or line of business.

        2.22    Environmental Matters.

          (a)    No Violation.    (i) To the knowledge of Company, Company has conducted its business in compliance with all applicable Environmental Laws (as defined in Section 2.22(b)), including, without limitation, having all permits, licenses and other approvals and authorizations necessary for the operation of its business as presently conducted and (ii) none of the properties owned or leased by Company contain any Hazardous Substance (as defined in Section 2.22(c)) as a result of any activity of Company or, to the knowledge of Company, in amounts exceeding the levels permitted by applicable Environmental Laws. Company has not received any notices, demand letters or requests for information from any Federal, state, local or foreign governmental entity or third party indicating that Company may be in violation of, or liable under, any Environmental Law in connection with the ownership or operation of its business. There are no civil, criminal or administrative actions, suits, demands, claims, hearings, investigations, or proceedings pending or, to the knowledge of Company, threatened against Company relating to any violation, or alleged violation, of any Environmental Law. No reports have been filed, or to the knowledge of Company, are required to be filed, by Company concerning the release of any Hazardous Substance or the threatened or actual violation of any Environmental Law. No Hazardous Substance has been disposed of, released or transported in violation of any applicable Environmental Law from any properties owned or leased by Company during the time such properties were owned, leased or operated by Company. There have been no environmental investigations, studies, audits, tests, reviews or other analyses regarding compliance or noncompliance with any applicable Environmental Law conducted by or which, to Company's knowledge, are in the possession of Company. To the knowledge of Company, there are no underground storage tanks on, in or under any properties owned or leased by Company and no underground storage tanks have been closed or removed from any of such properties during the time such properties were owned, leased or operated by Company. To the knowledge of Company, there is no asbestos or asbestos containing material present in any of the properties owned or leased by Company, and no asbestos has been removed from any of such properties during the time such properties were owned, leased or operated by Company. None of Company nor any of its respective properties are subject to any material liabilities or expenditures (fixed or contingent) relating to any suit, settlement, court order, administrative order, regulatory requirement, judgment or claim asserted or arising under any Environmental Law.

          (b)    Environmental Law.    For purposes of this Agreement, "Environmental Law" means any Federal, state, local or foreign law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, legal doctrine, order, judgment, decree, injunction, requirement or agreement with any governmental entity relating to (x) the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource) or to human health or safety or (y) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Substances, in each case as amended. The term Environmental Law includes, without limitation, (i) the Federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Superfund Amendments and Reauthorization Act, the Federal Water Pollution Control Act of 1972, the Federal Clean Air Act, the Federal Clean Water Act, the Safe Drinking Water Act, the Hazardous Materials Transportation Act, the Federal Resource Conservation and Recovery Act of 1976 (including the Hazardous and Solid Waste Amendments thereto), the Federal Solid Waste Disposal and the Federal Toxic Substances Control Act, the Federal Insecticide, Fungicide and Rodenticide Act, the Federal Occupational Safety and

  Health Act of 1970, each as amended, or any state counterpart thereof, and (ii) any common law or equitable doctrine (including, without limitation, injunctive relief and tort doctrines such as negligence, nuisance, trespass and strict liability) that may impose liability or obligations for injuries, damages or penalties due to, or threatened as a result of, the presence of, effects of or exposure to any Hazardous Substance.

          (c)    Hazardous Substance.    For purposes of this Agreement, "Hazardous Substance" means any substance presently or hereafter listed, defined, designated or classified as hazardous, toxic, radioactive, or dangerous, or otherwise regulated, under any Environmental Law. Hazardous Substance includes any substance to which exposure is regulated by any government authority or any Environmental Law including, without limitation, any toxic waste, pollutant, contaminant, hazardous substance, toxic substance, hazardous waste, special waste, industrial substance or petroleum or any derivative or by-product thereof, radon, radioactive material, asbestos or asbestos containing material, urea formaldehyde foam insulation, lead or polychlorinated biphenyls.

        2.23    Company Stockholders' Approval.    The affirmative vote of stockholders of Company required for approval and adoption of this Agreement and the Merger is (i) a majority of the votes represented by the outstanding shares of Common Stock, (ii) a majority of the votes represented by the outstanding shares of Preferred Stock, voting together on an as-converted to Common Stock basis, and (iii) a majority of the votes represented by the outstanding shares of Common Stock and Preferred Stock, voting together on an as-converted to Common Stock basis. No other vote of the stockholders of Company is required by law, the Certificate of Incorporation or Bylaws, each as amended, of Company or otherwise in order for Company to consummate the Merger and the transactions contemplated hereby. The parties to the Voting Agreements executed and delivered to Parent hold a number of votes of securities of Company necessary to approve and adopt this Agreement and the Merger and, to the knowledge of the Company, such Voting Agreements and the irrevocable proxies granted in connection therewith are in full force and effect.

        2.24    No Excess Parachute Payments.    Except as set forth in the Company Disclosure Schedule, Company has no contracts, arrangements or understandings pursuant to which any person will receive an amount or entitlement from Company (including cash or property or the vesting of property) that reasonably will constitute an "excess parachute payment" (as such term is defined in Code Section 280G(b)(1)) as a result of the Merger. No person is entitled to receive any additional payment from Company or any other person in the event that the twenty percent (20%) parachute excise tax of Code Section 4999(a) is imposed on such person.

        2.25    Completeness of Company Information.    Company has made available to Parent, Hensley & Kim, LLC, PriceWaterhouseCoopers LLP, or Banc of America Securities, LLC true, correct and complete copies of all documents, items and other information requested in writing by Parent, Hensley & Kim, LLC, PriceWaterhouseCoopers LLP, or Banc of America Securities, LLC, as the case may be. The corporate minute books of Company made available to such parties contain a true, complete and accurate summary of all meetings of directors and stockholders of Company since inception of Company.

        2.26    Insurance.    All of Company's liability, theft, health, fire, worker's compensation and other forms of insurance, surety bonds and umbrella policies insuring Company and its directors, officers, employees, independent contractors, properties, assets and business (the "Policies") are valid and in full force and effect without any premium past due or pending notice of cancellation, and are, in the reasonable judgment of Company, adequate for the business of Company as now conducted. There are no claims, singly or in the aggregate, under the Policies in excess of $5,000, which, in any event, are not in excess of the limitations of coverage set forth in the Policies. All of the Policies are "occurrence" policies and no Policy is a "claims made" policy. Company has no knowledge of any fact indicating that such policies will not continue to be available to Company upon substantially similar terms subsequent to the Effective Time. Section 2.26 of the Company Disclosure Schedule sets forth a list of the Policies and self insurance programs maintained by Company.

        2.27    Guaranties.    Company is not a guarantor or otherwise liable for any liability or obligation (including indebtedness) of any other person.

        2.28    Subsidiaries.    Company does not control directly or indirectly or have any direct or indirect equity participation in any corporation, partnership, limited liability company, trust or other business association or entity.

        2.29    Anti-Takeover Matters.    No "fair price," "moratorium," "control share acquisition" or other similar anti-takeover statute or regulation is applicable to Company or (by reason of Company's participation therein) the Merger or the other transactions contemplated by this Agreement.

        2.30    Warranty.    Each product manufactured, sold, leased, or delivered by Company has been in conformity with all applicable material contractual commitments and all express and implied warranties, and Company has no Liability for replacement or repair thereof or other damages in connection therewith. No product manufactured, sold, leased, or delivered by Company is subject to any guaranty, warranty, or other indemnity beyond the applicable standard terms and conditions of sale or lease.

        2.31    Product Liability.    Company has no liability arising out of any injury to individuals or property or damages to business operations as a result of the ownership, possession or use of any product manufactured, sold, leased or delivered by Company.

        2.32    Representations Complete.    None of the representations or warranties made by Company in this Article II or in the Company Disclosure Schedule, to its knowledge, contains any untrue statement of a material fact or omits to state any material fact necessary to make the statements contained herein or therein, in light of the circumstances under which made, not misleading.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

        Except as otherwise set forth in any forms, reports, statements and documents required to be filed by Parent with the Securities and Exchange Commission or for specific references to, and as set forth in the Parent Disclosure Schedule attached hereto and referring by numbered section (and, where applicable, by lettered subsection) of the representations and warranties in this Article III (the "Parent Disclosure Schedule"), Parent and Merger Sub, jointly and severally, represent and warrant to Company that the statements contained in this Article III are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article II) as follows:

        3.1    Organization and Standing.    Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. Each of Parent and Merger Sub has the corporate power to own its properties and to carry on its business as now being conducted and as currently proposed to be conducted and is duly qualified to do business and is in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not have, individually or in the aggregate, a Material Adverse Effect on Parent or Merger Sub.

        3.2    Authority.    Parent and Merger Sub have all requisite corporate power and authority to execute and deliver the Transaction Agreements, to perform their obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of the Transaction Agreements and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub. This Agreement has been duly executed and delivered by Parent and Merger Sub, and constitutes the valid and binding obligation of Parent and Merger Sub enforceable against Parent and Merger Sub in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to creditors' rights generally and by general principles of equity.

        3.3    No Conflict; Required Filings and Consents.

          (a)    No Conflict.    Except for the filing of the Delaware Certificate of Merger, the filing of a Notification and Report Form under the HSR Act, and any applicable federal or state securities filings (including, without limitation, the filing of the Form S-8 (as defined in Section 5.15 hereof), and except such conflicts, violations, breaches or defaults which would not have a Material Adverse Effect on Parent, the execution and delivery of this Agreement by Parent and Merger Sub, do not, and the performance by Parent and Merger Sub of their obligations hereunder and/or thereunder, as the case may be, and the consummation of the Merger will not, (i) conflict with or violate any provision of the Certificate of Incorporation or Bylaws, each as amended, of Parent or Merger Sub, (ii) conflict with or violate any law applicable to Parent or Merger Sub, or (iii) result in any breach of or constitute a default (or an event which with the giving of notice or lapse of time or both could reasonably be expected to become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any material property or asset of Parent or Merger Sub pursuant to, any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation.

          (b)    Governmental Filings.    Assuming the accuracy of the representations and warranties of Company set forth in Article II, except for the filing of the Delaware Certificate of Merger, the filing of a Notification and Report Form under the HSR Act, and any applicable federal or state securities filings (including, without limitation, the filing of the Form S-8 and except for such consents, approvals or authorizations, permits or filings which, if not obtained or made, would not have a Material Adverse Effect on Parent, the execution and delivery of the Transaction Agreements by Parent and/or Merger Sub do not and the performance by Parent and Merger Sub of their obligations hereunder and thereunder and the consummation of the Merger will not, require any consent, approval, authorization or permit of, or filing by Parent with or notification by Parent to, any Governmental Entity.

        3.4    Fees, Commissions and Payments.    Other than fees, commissions, reimbursements of costs and expenses and other payments due to Banc of America Securities, LLC, no broker, finder, investment banker or other person is entitled to any brokerage, finder's or other fee, commission or payment in connection with the Merger based upon arrangements made by or on behalf of Parent or Merger Sub.

        3.5    Payment of Merger Consideration; Issuance of Shares.    The Company has adequate cash on hand to pay in full the Merger Consideration and the Employee Cash Consideration at the Effective Time in accordance with the terms hereof. The shares constituting the Employee Stock Consideration, when issued by Parent in accordance with Section 1.11 hereof, will be duly and validly issued, fully paid, non-assessable, and free and clear of any encumbrances and restrictions on transfer, will be issued in compliance with all federal and state securities laws, and will be freely tradable pursuant to the Form S-8 during the time frame set forth in Section 5.15, subject to the Restricted Stock Agreement.

ARTICLE IV

CONDUCT PRIOR TO THE EFFECTIVE TIME

        4.1    Conduct of Business of Company.    During the period from and including the date of this Agreement and continuing until the earlier of the termination of this Agreement in accordance with its terms or the Effective Time, Company agrees (except as consented to in writing by Parent) to carry on its business in the Ordinary Course of Business. Company further agrees to pay its debts and Taxes when due, to pay or perform its other obligations when due, and to use all reasonable efforts consistent with past practice and policies to preserve intact its present business organization, keep available the services of its present officers and key employees and preserve its relationships with customers, suppliers, distributors, licensors, licensees, consultants and others having business dealings with it. Company agrees to promptly notify Parent of any event or occurrence not in the Ordinary Course of Business or which is reasonably likely to have a Material Adverse Effect on Company, except that the Company may repay its existing debt obligations to VLL. By way of amplification and not limitation, Company shall not, between the date of this Agreement and the Effective Time, directly or indirectly, do, or agree to do, any of the following without the prior written consent of Parent:

          (a)   cause or permit any amendments to its Certificate of Incorporation or Bylaws, other than as may be advisable in connection with the Company's current Series C Preferred financing;

          (b)   declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock, or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock except from former employees, directors and consultants in accordance with agreements providing for the repurchase of shares in connection with any termination of service;

          (c)   enter into any material contract or commitment, or violate, amend or otherwise modify or waive any of the terms of any of the Material Contracts, other than as set forth in Schedule 1.6(a)(vi) of the Company Disclosure Schedule and other than in connection with the repayment of its debt obligations to VLL and its affiliates;

          (d)   enter into or become a party to any agreement, contract, arrangement, understanding or obligation regarding the Intellectual Property Rights of Company, including, without limitation, any original equipment manufacturing agreements, distribution agreements, reseller agreements, end-user agreement, research or development agreement or evaluation agreement;

          (e)   except in connection with the Company's current Series C Preferred financing, issue, deliver or sell or authorize or propose the issuance, delivery or sale of, any shares of its capital stock or securities exchangeable for or convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or other convertible or exchangeable securities, other than the issuance of options to purchase Common Stock pursuant to existing agreements or offer letters and other than the issuance of shares of capital stock pursuant to the exercise of stock options, warrants or other rights or the conversion of Preferred Stock outstanding as of the date of this Agreement;

          (f)    transfer or grant to any person or entity any rights to or in Intellectual Property Rights of Company;

          (g)   sell, lease, license or otherwise dispose of or encumber any of Company's properties or assets;

          (h)   incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or guarantee any debt securities of others;

          (i)    pay, discharge or satisfy, any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction of liabilities reflected or reserved against in the Financial Statements or incurred in the Ordinary Course of Business and reasonable expenses incurred in connection with the transactions contemplated by this Agreement, subject to Section 9.1;

          (j)    make any capital expenditures, capital additions or capital improvements not in the Ordinary Course of Business;

          (k)   terminate or waive any right of substantial value, other than the amendment or termination of the Loan Agreement or as set forth in Schedule 1.6(a)(vi) of the Company Disclosure Schedule;

          (l)    adopt or amend any employee benefit or stock purchase or option plan, or hire any new director, officer, consultant or employee, pay any special bonus or special remuneration to any officer, employee, consultant or director (except pursuant to existing agreements with such persons) or increase the salaries, wage rates, bonus or compensation of any director, officer, employee or consultant;

          (m)  grant any severance or termination pay to any director, officer, consultant, employee or service provider;

          (n)   commence a lawsuit;

          (o)   acquire or agree to acquire by merging or consolidating with, purchasing equity interests, or purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, limited liability company, association or other business organization or entity or division thereof, or otherwise acquire or agree to acquire any assets;

          (p)   make or change any election in respect of Taxes, adopt or change any accounting method in respect of Taxes, file any amendment to a Tax Return, settle any claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;

          (q)   take any other action outside the Ordinary Course of Business; or

          (r)   take or agree in writing or otherwise to take, any of the actions described in Sections 4.1(a) through (q), or any action which would make any of Company's representations or warranties contained in this Agreement untrue or incorrect in any material respect or prevent Company from performing or cause it not to perform its covenants hereunder in any material respect.

        4.2    Exclusivity.

          (a)    Competing Proposal.    Except for the transactions contemplated by this Agreement, until the earlier of the Effective Time or the date of termination of this Agreement in accordance with its terms, Company shall not, nor shall Company authorize, cause or encourage any of its directors, officers, agents, employees, consultants, affiliates, shareholders, attorneys, accountants, financial advisors or other representatives (collectively, "Representatives") to, directly or indirectly: (i) solicit, encourage, initiate, engage, respond to, continue or participate in any negotiations or discussions with respect to an offer or proposal (whether formal or informal, oral, written, or otherwise) to acquire all or a material portion of Company's stock or assets, whether by purchase of stock or assets, license, joint venture, merger, consolidation, reorganization or other form of business combination, or otherwise (but other than in connection with Company's Series C Preferred financing) (a "Competing Proposal"), (ii) intentionally disclose any heretofore nonpublic information or Intellectual Property Rights of Company, or intentionally afford access to the properties, books or records of Company, to any person or entity concerning Company for the purposes of considering or formulating a Competing Proposal, (iii) assist, facilitate or encourage any person or entity to make a Competing Proposal, (iv) agree to, enter into a contract regarding, approve, recommend or endorse any transaction involving a Competing Proposal, or (v) authorize or permit any of Company's Representatives to take any action within the scope of the immediately preceding clauses (i) through (iv). If Company or Company's Representatives become aware of a Competing Proposal or if any request for nonpublic information or Intellectual Property Rights relating to Company or for access to the properties, books or records of Company is made by any person or entity that has made a Competing Proposal or has advised Company that it may be considering making a Competing Proposal, Company or Company's Representatives shall promptly notify Parent of the known material details of such Competing Proposal or request (including the identity of the person or entity making such Competing Proposal or request, the terms thereof and the information requested thereby) and shall promptly provide Parent with a copy of any Competing Proposal or request that is made in writing and copies of all written correspondence relating thereto. Thereafter, as long as this Agreement is in effect, Company shall keep Parent apprised on a current basis of the status of any such Competing Proposal and of any modifications to the terms thereof. Company and Company's Representatives shall immediately cease and cause to be terminated all existing discussions or negotiations with any parties other than Parent conducted heretofore with respect to any Competing Proposal.

          (b)    Remedy.    Company (i) acknowledges that a breach of any of its covenants contained in this Section 4.2 will result in irreparable harm to Parent which will not be compensable in money damages, and (ii) agrees that such covenants shall be specifically enforceable and that specific performance and injunctive relief shall be a remedy properly available to the parties for a breach of such covenants.

        4.3    Notices of Certain Events.    Each of Parent, Merger Sub and Company shall give prompt notice to the other of (i) any notice or other communication from any person alleging that the consent of such person is or may be required in connection with the Merger; (ii) any notice or other communication from any Governmental Entity in connection with the Merger; (iii) any actions, suits, claims, investigations or proceedings commenced or, to its knowledge, threatened against, relating to or involving or otherwise affecting Parent, Merger Sub or Company, or that relate to the consummation of the Merger; (iv) the occurrence of a default or event that, with the giving of notice or lapse of time or both, will become a default under any Material Contract; and (v) any change that would have a Material Adverse Effect on Parent or a Material Adverse Effect on Company, or could reasonably be expected to delay or impede the ability of Parent, Merger Sub, Company or the security holders of Company to perform their respective obligations pursuant to the Transaction Agreements and to effect the consummation of the Merger.

ARTICLE V

ADDITIONAL AGREEMENTS AND COVENANTS

        5.1    Access to Information.

          (a)    Access.    Company shall afford Parent, Merger Sub and their Representatives full access during normal business hours, on reasonable advance notice, during the period prior to the earlier of the Effective Time or the date of termination of this Agreement in accordance with its terms, to (i) all of Company's premises, properties, personnel, books, contracts, documents, commitments and records (including tax records), and (ii) all other information concerning the business, prospects, operations, properties, assets, taxes, condition (financial or other), results of operations and personnel of Company as Parent or Merger Sub may reasonably request. Company agrees to provide to Parent or Merger Sub and their Representatives copies of regularly prepared internal financial statements promptly upon request.

          (b)    Representations and Warranties.    No information or knowledge obtained in any investigation pursuant to this Section 5.1 not otherwise set forth in this Agreement or in any exhibit or schedule hereto (including the Company Disclosure Schedule as it may be revised in accordance with Article II) shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger.

          (c)    Review of Company Tax Filings.

            (i)    All income Tax Returns of Company for the year ended December 31, 2002 that are filed on or before the Closing Date shall be prepared in a manner consistent with Company's past Tax accounting practices.

            (ii)   A draft of each income Tax Return or any amendment thereto that is filed by Company after the date hereof and prior to the Closing Date shall be delivered to Parent no later than thirty (30) days prior to the time such Tax Return or amendment is to be filed. Parent may request in writing changes to be made to any such draft returns or amendment no later than fifteen (15) days after receipt of such Tax Return or amendment. Company shall consider such request and prepare a final Tax Return or amendment considering, in Company's reasonable discretion, Parent's requests.

        5.2    Confidentiality.

          (a)    Confidential Information.    Prior to the Effective Time, each of the parties will treat and hold as such all of the Confidential Information (as defined below) and refrain from using any of the Confidential Information except in connection with the transactions contemplated by this Agreement. In the event that any party is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, that party will notify the party providing such Confidential Information (the "Providing Party") promptly of the request or requirement so that the Providing Party may seek an appropriate protective order or waive compliance with the provisions of this Section 5.2(a). If, in the absence of a protective order or the receipt of a waiver hereunder, any of the parties is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, that party may disclose the Confidential Information to the tribunal; provided, however, that the disclosing party shall use its commercially reasonable best efforts to obtain, at the request and expense of the Providing Party, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as the Providing Party shall designate. For purposes of this Agreement, "Confidential Information" means any information concerning the business and affairs of Parent, Merger Sub, Company or any of Parent's subsidiaries that is not already generally available to the public. Notwithstanding anything herein to the contrary and except as reasonably necessary to comply with any applicable federal and state securities laws, the receiving party or its Representatives may disclose to any and all persons without limitation of any kind, the U.S. federal and state tax treatment and tax structure of the transaction and all materials of any kind (including opinions or other tax analyses) that are provided to the receiving party relating to such U.S. federal or state tax treatment and tax structure. For this purpose, "tax structure" is any fact that may be relevant to understanding the U.S. federal or state tax treatment of the transaction. However, the foregoing shall not be construed to permit disclosure by the receiving party or its Representatives of any information of a technical nature concerning research and development and engineering activity disclosed by the disclosing party, including without limitation, software or firmware code, semiconductor or printed circuit board layout diagrams, product designs or specifications, manufacturing know-how and patent applications.

          (b)    Termination.    In the event that this Agreement is terminated in accordance with its terms, each party shall promptly redeliver to the other all written or other tangible Confidential Information and shall not retain any copies, extracts or other reproductions in whole or in part of such written material. In such event, all documents, memoranda, notes and other writings prepared by Parent, Merger Sub, Company or any of Parent's subsidiaries based on the information in such material shall be destroyed (and Parent, Merger Sub and Company shall use their respective reasonable best efforts to cause their Representatives to similarly destroy their documents, memoranda and notes), and such destruction (and reasonable best efforts) shall be certified in writing by an authorized officer supervising such destruction.

          (c)    Remedy.    Company, Parent and Merger Sub (i) acknowledge that a breach of any of the covenants contained in this Section 5.2(c) will result in irreparable harm to the other parties which will not be compensable in money damages, and (ii) agree that such covenants shall be specifically enforceable and that specific performance and injunctive relief shall be a remedy properly available to the other parties for a breach of such covenants.

        5.3    Public Disclosure.    Unless otherwise permitted by this Agreement, Parent and Company shall consult with each other before issuing any release or otherwise making any public statement or making any other public (or non-confidential) announcement or disclosure (whether or not in response to an inquiry) regarding the terms of this Agreement and the transactions contemplated hereby, and neither shall issue any such press release or make any such statement or disclosure without the prior approval of the other (which approval shall not be unreasonably withheld); provided, however, that any party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly-traded securities (in which case the disclosing party will use its reasonable best efforts to advise the other party prior to making the disclosure), and provided further that Company may make such disclosures to its securityholders as are necessary in connection with its solicitation of stockholder consent to the transactions contemplated hereby, in connection with the Company's current Series C Preferred financing and as are necessary or appropriate in the Information Statement (as defined in Section 5.11 hereof).

        5.4    Reasonable Efforts and Further Assurances.

          (a)    Further Assurances.    Each of the parties to this Agreement shall use its commercially reasonable best efforts to effectuate the transactions contemplated hereby and to fulfill and cause to be fulfilled the conditions to Closing under this Agreement; provided, however, that Parent shall not be obligated to consent to or accept any divestiture or operational limitation in connection with the Merger and neither party shall be obligated to make any payment or commercial concession to any third party as a condition to obtaining any required consent or approval of any third party, except as contemplated herein. Each party hereto, at the reasonable request of another party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of this Agreement and the transactions contemplated hereby.

          (b)    Reasonable Efforts.    Subject to the terms and conditions herein provided, each of the parties hereto shall use its commercially reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable pursuant to all agreements, contracts, indentures, insurance policies, or other instruments to which the parties hereto are a party, or under any applicable laws and regulations, to consummate and make effective the transactions contemplated by this Agreement, including using its commercially reasonable best efforts to (i) obtain all necessary or appropriate waivers, consents and approvals from lenders, landlords, security holders or other parties whose waiver, consent or approval is required to consummate the Merger; provided, however, that Company shall not enter into any consent agreement that materially alters the terms of the related agreement in a manner adverse to the Company or will cause Company to have any obligations other than those set forth in the related agreement, without the prior written consent of Parent, (ii) effect all necessary registrations, filings and submissions, including, without limitation, the Form S-8, and (iii) lift any injunction or other legal bar to the Merger (and, in such case, to proceed with the Merger as expeditiously as possible), subject, however, to the requisite votes of the stockholders of Company.

          (c)    Employees.    Company shall use its commercially reasonable best efforts to cause its employees to execute and deliver to Parent any agreements or instruments Parent deems reasonably necessary and desirable, including, without limitation, non-competition, non-solicitation, consulting, employment and confidentiality agreements and proprietary information assignments.

          (d)    Patent Filings.    Subject to the following sentence, Company shall (i) continue to prosecute all pending patent applications, (ii) file patent applications for (x) the invention disclosures identified in Section 2.12 of the Company Disclosure Schedule, and (y) any inventions or additional Intellectual Property Rights discovered or developed by Company or acquired by Company which are material to Company's product and consistent with past practices of Company, and (iii) use its commercially reasonable best efforts to have the inventors listed on any patent application execute and deliver to Company an assignment transferring and assigning to Company all ownership, right, title and interest in the Intellectual Property Right that is the subject matter of any such patent application. In no event will Company submit any paper to, or take any action before, the United States Patent or Trademark Office without first receiving Parent's prior written approval, which approval will not be unreasonably withheld.

        5.5    Notification of Certain Matters.    Each of Company, Parent and Merger Sub agrees to give prompt notice to each other of, and to use their respective commercially reasonable best efforts to prevent or promptly remedy, (i) the occurrence or failure to occur or the impending or threatened occurrence or failure to occur, of any event which occurrence or failure to occur would be likely to cause any of the representations or warranties in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Effective Time (as it may be modified in accordance with Article II hereof), and (ii) any failure on its part to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.5 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

        5.6    Company Disclosure Schedule.    Company has made, or will make, available to Parent, upon Parent's written request, within a reasonable time prior to the Closing Date, copies of all items set forth on the Company Disclosure Schedule and any and all other consents, documents or agreements to be delivered hereunder which have not previously been delivered to Parent, which items and any such other consents, documents or agreements shall be in form and substance reasonably satisfactory to Parent.

        5.7    Litigation Support.    In the event any litigation is commenced by any person or entity against Company relating to the transactions contemplated by this Agreement, Parent shall have the right, at its own expense, to participate therein, and Company will not settle any such litigation without the consent of Parent, which consent shall not be unreasonably withheld. In the event and for so long as Parent or Merger Sub actively is contesting or defending against any action, suit, proceeding, arbitration, hearing, investigation, charge, complaint, claim or demand (other than by security holders of Company) in connection with (a) any transaction contemplated under this Agreement, or (b) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act or transaction on or prior to the Closing involving Company, Company will cooperate with Parent and its counsel in the contest or defense, use reasonable efforts to make available the personnel of Company and provide such testimony and access to its books and records as shall be reasonably necessary in connection with the contest or defense, all at the sole cost and expense of Parent (unless Parent is entitled to indemnification therefor under Article VIII).

        5.8    Transition.    Company shall use its commercially reasonable best efforts to keep its business and properties substantially intact, including its present operations, physical facilities, working conditions and relationships with lessors, licensors, licensees, customers, suppliers, consultants, employees and other business associates of Company, except as otherwise contemplated by this Agreement or in the Company Disclosure Schedule (as it may be modified in accordance with Article II hereof). Company shall not take any action that is designed or intended to have the effect of discouraging any lessor, licensor, licensee, customer, supplier, consultant, employee or other business associate of Company from maintaining the same business relationships with Company after the Closing as it maintained with Company prior to the Closing, except as otherwise contemplated by this

Agreement or in the Company Disclosure Schedule (as it may be modified in accordance with Article II hereof).

        5.9    HSR Act.    Parent and Company shall file any Notification and Report Forms and related material that they may be required to file with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice under the HSR Act, will use their commercially reasonable efforts to obtain an early termination of the applicable waiting period and will make any further filings pursuant thereto that may be necessary, proper or advisable.

        5.10    Stockholders Meeting.    Company shall either solicit the written consent of, or call a special meeting of, its stockholders as soon as practicable after the date of this Agreement for the purpose of considering and voting upon this Agreement and the Merger in accordance with the Delaware Law. In accordance with Section 251(c) of the Delaware Law and Chapters 11 and 12 of the California Code, Company's obligation to solicit such written consents or to call and hold such meeting shall not be dependent on the Company Board's recommendation. If the Company calls such a meeting, Company shall use its commercially reasonable efforts to solicit from its stockholders proxies in favor of the Agreement and the Merger and, in any event, shall use commercially reasonable efforts to obtain a sufficient vote in favor of such matters. At the special meeting of Company stockholders or included in the written consent of the Company stockholders, the Company stockholders shall approve and appoint a Shareholder Representative (as defined in the Escrow Agreement) with full power and authority to represent and take binding actions on behalf of the Company stockholders and their successors and assigns with respect to all matters arising under the Escrow Agreement, including, without limitation, the negotiation and settlement of any disputes under the Escrow Agreement. Parent shall take such action with respect to Merger Sub, and cause Merger Sub to take such action, as may be required to consummate the Merger, including without limitation, voting all shares of Merger Sub in favor of the Merger.

        5.11    Information Statement.    Company shall mail an information statement (the "Information Statement") and notice of the Company Stockholders' Meeting (the "Notice") or consent solicitation to the stockholders of Company as soon as practicable after the date of this Agreement. The timing and content of the Notice shall comply with Delaware Law and applicable federal and state securities laws. The Information Statement shall disclose all material information necessary for the stockholders to make an informed decision regarding their vote with respect to this Agreement and the Merger, and such information shall not, on the date it is first mailed to stockholders of Company and at the time of the stockholder meeting, if held, contain any statement which, in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made in the Information Statement not false or misleading, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the Merger which has become false or misleading. The Information Statement shall include the recommendation of the Board of Directors of Company that the stockholders of the Company vote their shares in favor of this Agreement and the Merger and such recommendation shall not be withdrawn or modified in a manner adverse to Parent.

        5.12    Employees.    The Employees set forth on Schedule 5.12 hereto (the "Selected Employees") shall be offered full-time at-will employment by Parent with the Surviving Corporation or Parent pursuant to an offer letter substantially in the form attached hereto as Exhibit L, to be effective as of the Closing Date and subject to such employee's execution and delivery to Parent of Parent's employee agreement (Employees delivering a Parent employee agreement are referred to herein as the "Continuing Employees"). Such offers of employment will provide for compensation and other benefits from Parent as may be determined by Parent in its sole discretion. This Section 5.12 shall not be deemed to limit the Parent's, Surviving Corporation's or Company's right to terminate any Selected Employees at any time, except as may otherwise be provided in the Acceleration Agreements.

        5.13    Service Credit.    Parent shall cause all of the Continuing Employees to be eligible for and to participate in such employer-funded employee compensation and benefit plans, programs, policies and arrangements that are made available by Parent and its subsidiaries to their own employees who are similarly situated (the "Parent Benefit Plans"), except that Parent may, at its discretion, elect to retain some or all of the Company's existing welfare benefit plans indefinitely in lieu of causing the Employees to be eligible to participate in the equivalent Parent Benefit Plan. Employees who become eligible to participate in any of the Parent's health and welfare benefit plans shall become eligible to participate on the earlier of the first day of the month following the Effective Time, or upon loss of eligibility of the equivalent benefit of the Company, provided that such benefit program is offered by Parent. Eligibility for the Parent's 401(k) Profit Sharing Plan and Employee Stock Purchase Plan shall be effective as of the first open enrollment occurring on or after the Effective Time. From and after the Effective Time, Parent shall cause all of the Parent Benefit Plans to provide that all service of the Continuing Employees, as defined and recognized under Parent's benefits plans and consistent with applicable human resources policies, completed prior to the Closing with Company and its predecessors and affiliates will be recognized under the Parent vacation, time off and service award programs as if it were service with Parent for purposes of eligibility to participate in Parent Benefit Plans and vesting of benefits thereunder, provided that recognition of such service does not result in duplicate benefits. Each Continuing Employee is intended to be a third party beneficiary of this Section 5.13 and may specifically enforce its terms at or after the Effective Time.

        5.14    Indemnification and Directors' and Officers' Insurance.

          (a)   After the Effective Time, the Surviving Corporation and Parent shall indemnify and hold harmless (and shall also advance expenses as incurred to the fullest extent permitted under applicable law to), to the extent not covered by insurance, each person who is now or has been prior to the date hereof or who becomes prior to the Effective Time an officer or director of the Company (the "Company Principals") against (i) all losses, claims, damages, costs, expenses (including reasonable counsel fees and expenses) settlement, payments or liabilities arising out of or in connection with any claim, demand, action, suit, proceeding or investigation based in whole or in part on or arising in whole or in part out of the fact that such person is or was an officer or director of the Company or any of its subsidiaries, whether or not pertaining to any matter existing or occurring at or prior to the Effective Time and whether or not asserted or claimed prior to or at or after the Effective Time ("Indemnified Liabilities"); and (ii) all Indemnified Liabilities based in whole or in part on or arising in whole or in part out of or pertaining to this Agreement or the transactions contemplated hereby, in each case to the fullest extent required or permitted under applicable law or agreement. Nothing contained herein shall make Parent, Merger Sub, Company or the Surviving Corporation, an insurer, a co-insurer or an excess insurer in respect of any insurance policies which may provide coverage for Indemnified Liabilities, nor shall this Section 5.14 relieve the obligations of any insurer in respect thereto. The parties hereto intend, to the extent not prohibited by applicable law, that the indemnification provided for in this Section 5.14 shall apply without limitation to negligent acts or omissions by a Company Principal. Each Company Principal is intended to be a third party beneficiary of this Section 5.14 and may specifically enforce its terms. Nothing in this Section 5.14 shall limit or otherwise adversely affect any rights any Company Principal may have under any agreement with Company or under Company's Certificate of Incorporation or bylaws as presently in effect.

          (b)   From and after the Effective Time, Parent shall, and shall cause the Surviving Corporation to, fulfill and honor in all respects the obligations of Company pursuant to any indemnification agreements between the Company and its directors and officers as of or prior to the date hereof and any indemnification provisions under Company's Certificate of Incorporation or bylaws and shall not terminate any directors and officers liability insurance policy, each in effect on the date hereof, for a period of six (6) years after the Effective Time; provided that the aggregate premium payable by Parent to continue such policy does not exceed $75,000.

          (c)   The provisions of this Section 5.14 are intended to be for the benefit of, and will be enforceable by, each person entitled to indemnification hereunder and the heirs and representatives of such person. Parent will not permit the Surviving Corporation to merge or consolidate with any other person unless the Company will ensure that the surviving or resulting entity assumes the obligations imposed by this Section 5.14. Notwithstanding anything herein to the contrary, the provisions of this Section 5.14 may not be amended as to any Company Principal without such Company Principal's prior written consent.

        5.15    Form S-8 Registration Statement.    Parent will use its reasonable efforts to file, no later than ten (10) days following the Closing Date, a registration statement on Form S-8 (or any successor to Form S-8) (the "Form S-8") so as to register the shares of Parent Common Stock subject to the Employee Stock Consideration and shall use its commercially reasonable best efforts to effect such registration and to maintain the effectiveness of such registration statement (and the current status of the prospectus contained therein).

ARTICLE VI

CONDITIONS TO THE MERGER

        6.1    Conditions to Obligations of Each Party to Consummate the Merger.    The respective obligations of each party to this Agreement to consummate the Merger shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, by agreement of all the parties hereto:

          (a)    No Injunctions or Restraints; Illegality.    No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition shall be in effect which (i) prevents the consummation of the transactions contemplated by this Agreement, (ii) causes any of the transactions contemplated by this Agreement to be rescinded following consummation, (iii) affects adversely the right of Parent to own the capital stock of the Surviving Corporation and to control the Surviving Corporation, or (iv) affects adversely the right of the Surviving Corporation to own its assets and to operate its business, nor shall any proceeding brought by an administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, seeking any of the foregoing be pending or threatened; nor shall there be any action taken, or any constitution, law, statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger which makes the consummation of the Merger illegal. In the event an injunction or other order shall have been issued, each party agrees to use commercially reasonable best efforts to have such injunction or other order lifted.

          (b)    Governmental Approval.    Other than the filing of the Delaware Certificate of Merger, Parent, Merger Sub and Company shall have obtained from each Governmental Entity all approvals, waivers and consents necessary for the consummation of the Merger and the transactions contemplated hereby, including such approvals, waivers and consents as may be required under the Act and the applicable waiting periods under the HSR Act shall have expired or otherwise been terminated.

          (c)    Escrow Agreement.    Parent, the Stockholders Representative and the Escrow Agent shall have executed and delivered an Escrow Agreement substantially in the form attached hereto as Exhibit E (the "Escrow Agreement"), and the Escrow Agreement shall be in full force and effect.

          (d)    Stockholder Approval.    This Agreement and the Merger shall have been approved by the requisite vote of the stockholders of Company as required by the Delaware Law and California law.

        6.2    Additional Conditions to Obligations of Company.    The obligation of Company to consummate the Merger shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, by Company:

          (a)    Representations, Warranties and Covenants.    The representations and warranties of Parent and Merger Sub in this Agreement shall be true and correct in all material respects (except for such representations and warranties that are qualified by their terms by a reference to materiality, which representations and warranties as so qualified shall be true and correct in all respects) on and as of the date made and the Effective Time as though such representations and warranties were made on and as of such time and Parent and Merger Sub shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by them prior to the Effective Time, and Company shall have received a certificate of an officer of each of Parent and Merger Sub, in form and substance reasonably satisfactory to Company, to that effect.

          (b)    Certificates and Resolutions.    As of the Effective Time, Company shall have received from Parent and Merger Sub (i) a certificate of existence and good standing from the state of incorporation as to the corporate status of each of Parent and Merger Sub, and (ii) a true and complete copy of the resolutions of the board of directors, certified by an officer of Parent and of Merger Sub, respectively, adopted on behalf of each of Parent and Merger Sub, respectively, authorizing the execution, delivery and performance of this Agreement and all transactions contemplated hereby.

          (c)    Consents.    All required consents and approvals of third parties to material contracts with Parent, Merger Sub or any of Parent's subsidiaries shall have been obtained and be in effect at the Effective Time.

          (d)    Opinion of Counsel.    Company shall have received a legal opinion, dated as of the Effective Time, from Hensley & Kim, LLC, counsel to Parent and Merger Sub, substantially in the form attached hereto as Exhibit F.

          (e)    Employee Consideration.    Parent shall have granted the Employee Consideration to the Employees as set forth in this Agreement.

          (f)    Acceleration Agreements and Other Agreements.    Except with respect to Raj Cherabuddi, Joe Chamdani, Patrick Harr and Thomas Carlson (the "Key Employees"), the Continuing Employees and Parent shall have entered into a Parent employee agreement, a form of which is attached hereto as Exhibit K (the "Employee Agreements"); and Parent each of the Key Employees shall have entered into an acceleration agreement in the form attached hereto as Exhibit I (the "Acceleration Agreements"), which Acceleration Agreements shall provide for the acceleration of such payment and issuance if any of such Key Employees is terminated by Parent or the Surviving Corporation without "Cause" (as such term is defined in the Acceleration Agreements).

          (g)    Other Actions.    All actions to be taken by Parent and Merger Sub in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to Company.

        6.3    Additional Conditions to Obligations of Parent and Merger Sub.    The obligations of Parent and Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, by Parent and Merger Sub:

          (a)    Representations, Warranties and Covenants.    The representations and warranties of Company in this Agreement shall be true and correct in all material respects (except for such representations and warranties that are qualified by their terms by a reference to materiality, which representations and warranties as so qualified shall be true in all respects) on and as of the date made and the Effective Time as though such representations and warranties were made on and as of such time, except as set forth in the Company Disclosure Schedule (as such Company Disclosure Schedule may be modified in accordance with Article II hereof), and Company shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by it prior to the Effective Time, and Parent and Merger Sub shall have received a certificate of an officer of Company, in a form reasonably satisfactory to Parent and Merger Sub, to that effect.

          (b)    Certificates and Resolutions.    As of the Effective Time, Parent and Merger Sub shall have received from Company (i) a certificate of existence and good standing from the state of incorporation as to the status of Company, (ii) a true and complete copy of the resolutions of the board of directors, certified by an officer of Company adopted on behalf of Company, authorizing the execution, delivery and performance of this Agreement and all transactions contemplated hereby, and (iii) results of the vote of the stockholders of Company approving this Agreement and the Merger, certified by an officer of Company.

          (c)    No Material Adverse Effect.    There shall not have occurred any Material Adverse Effect on the Company occurring after the date of this Agreement.

          (d)    Resignation of Directors and Officers.    The directors and officers of Company in office immediately prior to the Effective Time shall have delivered to Parent letters of resignation as directors and officers, as applicable, of Company effective as of the Effective Time.

          (e)    Opinion of Counsel.    Parent shall have received a legal opinion, dated as of the Effective Time, from O'Melveny & Myers LLP, counsel to Company substantially in the form attached hereto as Exhibit G.

          (f)    Employment and Noncompetition Agreements and Employees.

            (i)    The Continuing Employees other than the Key Employees shall have executed and delivered to Parent the Employee Agreements; and each of the Key Employees shall have entered into an Acceleration Agreement.

            (ii)   Raj Cherabuddi and Joseph Chamdani and at least ninety percent (90%) of the Selected Employees shall not have terminated their employment with Company or indicated an intent to do so or to not accept employment with the Surviving Corporation.

            (iii)  All persons entitled to Severance Payments from Company, Parent or the Surviving Corporation, if any, shall have waived their rights to such payments in a writing executed and delivered to Parent.

          (g)    Consents.    All required consents and approvals of third parties set forth in Section 2.4(c) of the Company Disclosure Schedule shall have been obtained and be in effect at the Effective Time.

          (h)    Company Securities.    No securities of Company shall be outstanding other than the Common Stock, the Preferred Stock, the Warrants and the Options set forth in Section 2.2 of the Company Disclosure Schedule; and Company shall be under no obligation to pay any dividends on, or issue any of, its securities.

          (i)    Stock Option Plan.    Company shall have taken all actions required for all options to terminate at the Effective Time.

          (j)    Dissenter's Rights.    Securityholders of Company holding in excess of an aggregate of three percent (3%) of the shares of the capital stock of Company shall not have exercised their appraisal rights under Section 262 of the Delaware Law.

          (k)    Agreement Termination.    The Loan and Security Agreement dated as of March 30, 2001, by and between VLL and Company, as amended, and the Intellectual Property Security Agreement dated as of March 30, 2001 by and between VLL and Company (including any UCC filings and filing in the U.S. Patent and Trademark Office) (collectively, the "Loan Agreement") shall have been terminated and there shall be no further or continuing obligations of Company to VLL under the Loan Agreement and no further liens or security interests on Company's assets in favor of VLL, and the original promissory note executed in connection with the Loan Agreement shall have been cancelled.

          (l)    Other Actions.    All reasonable actions to be taken by Company in connection with the consummation of the transactions contemplated hereby and all certificates, opinions, instruments and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to Company.

ARTICLE VII

TERMINATION AND AMENDMENT

        7.1    Termination.    At any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the stockholders of Company, this Agreement may be terminated:

          (a)   by mutual agreement in writing, duly authorized by each of the Boards of Directors of Parent, Merger Sub and Company.

          (b)   By Parent by written notice to Company:

            (i)    if Company shall breach in any material respect any representation, warranty, obligation or agreement hereunder (except for such representations and warranties that are qualified by their terms by reference to materiality, which representations and warranties as so qualified shall have been breached in any respect), except as such representation, warranty, obligation or agreement has been modified pursuant to Article II hereof, and such breach shall not have been cured within ten (10) business days of receipt by Company of written notice of such breach (except that such ten (10) business day period shall not be applicable for a breach which cannot be cured); provided that the right to terminate this Agreement by Parent under this Section 7.1(b)(i) shall not be available to Parent where Parent or Merger Sub is at that time in material breach of this Agreement;

            (ii)   if the Merger is not completed by November 15, 2003 other than (a) on account of delay or a breach of the representations and warranties or a failure to comply with a covenant or agreement contained in this Agreement on the part of Parent or Merger Sub, (b) as a result of a failure to satisfy the conditions set forth in Sections 6.1 or 6.2 on the part of Parent or Merger Sub, or (c) as a result of the applicable waiting periods under the HSR Act having not expired or otherwise been terminated, in which case the date shall be December 15, 2003;

            (iii)  if the Merger is enjoined by a final, unappealable court order not entered at the request or with the support of Parent or Merger Sub or any of their affiliates;

            (iv)  if the requisite vote of the stockholders of Company in favor of this Agreement and the Merger shall not have been obtained;

            (v)   if the Company's Board of Directors shall have withdrawn or modified, in a manner adverse to Parent, its recommendation of this Agreement or the Merger; or

            (vi)  if the Company's Board of Directors shall have recommended or otherwise endorsed a Competing Proposal to the stockholders of Company.

          (c)   By Company by written notice to Parent:

            (i)    if Parent or Merger Sub shall breach in any material respect any representation, warranty, obligation or agreement hereunder (except for such representations and warranties that are qualified by their terms by reference to materiality, which representations and warranties as so qualified shall have been breached in any respect) and such breach shall not have been cured within ten (10) business days following receipt by Parent of written notice of such breach (except that such ten (10) business day period shall not be applicable for a breach which cannot be cured), provided that the right to terminate this Agreement by Company under this Section 7.1(c)(i) shall not be available to Company where Company is at that time in material breach of this Agreement;

            (ii)   if the Merger is not completed by November 15, 2003, other than (a) on account of delay or a breach of the representations and warranties or a failure to comply with a covenant or agreement contained in this Agreement on the part of Company, (b) as a result of a failure to satisfy the conditions set forth in Sections 6.1 or 6.3 on the part of Company, or (c) as a result of the applicable waiting periods under the HSR Act having not expired or otherwise been terminated, in which case the date shall be December 15, 2003; or

            (iii)  if the Merger is enjoined by a final, unappealable court order not entered at the request or with the support of Company or any of its affiliates.

          (d)   Any termination of this Agreement pursuant to this Section 7.1 shall be effective immediately upon delivery of written notice of termination by the terminating party to the other parties hereto.

        7.2    Effect of Termination.    In the event of termination of this Agreement as provided in Section 7.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent, Merger Sub, or Company or their respective officers, directors, shareholders or affiliates; provided that the provisions of Section 5.2 (Confidentiality), Section 9.1 (Expenses), Article IX (General Provisions) and this Section 7.2 shall remain in full force and effect and survive any termination of this Agreement. Nothing in this Section 7.2 shall relieve any party from liability for any breach of this Agreement. The rights and remedies available to each party are expressly intended to be cumulative and may be exercised singly or concurrently at such party's sole discretion.

ARTICLE VIII

REMEDIES, ESCROW AND INDEMNIFICATION

        8.1    Survival of Representations and Warranties.    All of the representations and warranties of Parent, Merger Sub and Company contained in this Agreement shall survive the Closing and continue in full force and effect for a period of twelve (12) months following the Closing Date. All covenants and agreements of Parent, Merger Sub and Company contained in this Agreement shall survive the Closing and continue in full force for the periods specifically set forth therein or, if not so stated, for a period of twelve (12) months following the Closing Date.

        8.2    Escrow Fund.    In accordance with Sections 1.6(a) and 1.8(b) hereof, Parent shall deliver to Wells Fargo Bank Minnesota, National Association, as escrow agent (the "Escrow Agent"), an aggregate of $13,558,804 of the Merger Consideration payable to the Company stockholders. The Escrow Fund shall be held by the Escrow Agent in an interest-bearing account pursuant to the terms set forth in the Escrow Agreement. The Escrow Fund shall be available to compensate Parent, the Surviving Corporation and the other Indemnified Persons (as defined in Section 8.6) pursuant to the indemnification obligations of the Company stockholders in accordance with this Article VIII and the Escrow Agreement. Notwithstanding any other provision of this Agreement or the Escrow Agreement, except as expressly provided in Section 8.3(b), subsequent to the Closing, the Escrow Fund shall be the sole and exclusive remedy of the Parent Indemnified Persons (as defined below) for any of their Damages caused by a breach of any representation, warranty, agreement or covenant in this Agreement or as set forth in the Escrow Agreement.

        8.3    Limitations on Indemnification.

          (a)    Minimum Claim.    Parent or the Surviving Corporation on the one hand and Company (prior to the Effective Time) or the Company Indemnified Persons (subsequent to the Effective Time) on the other hand shall not be entitled to make a claim for indemnification pursuant to Sections 8.4 or 8.5, respectively, unless and until the aggregate amount of Damages (as defined in Section 8.4(a)) incurred by the party making such claim exceeds $250,000 (the "Basket", provided that such Basket shall be $100,000 for any claims described in Section 8.4(b) only), at which time the party seeking indemnification may recover the aggregate amount of Damages beginning with the first dollar thereof irrespective of the Basket; provided, however, that the Basket shall not apply to Damages arising from the Cap Carve Outs (as defined in Section 8.3(b)), the failure to pay the Merger Consideration or the Employee Consideration, or as otherwise provided in Schedule A1(ii) of the Escrow Agreement.

          (b)    Cap.    Notwithstanding any other provision of this Agreement or the Escrow Agreement, except for the payment of the Merger Consideration and the Employee Consideration, the indemnification obligations of Company (prior to the Effective Time) and the Company stockholders (subsequent to the Effective Time) on the one hand and Parent and the Surviving Corporation (after the Effective Time) on the other hand pursuant to Sections 8.4 and 8.5, respectively, will not exceed in the aggregate for such person or persons $13,558,804 (the "Cap"); provided, however, that Damages arising out of claims (i) due to fraud or intentional misrepresentation or (ii) resulting from a breach of any covenant or agreement of Company in Section 9.1 (collectively, the "Cap Carve Outs"), shall not apply towards the Cap. Notwithstanding the foregoing, (x) all claims by Indemnified Persons for Damages pursuant to Section 8.4 subsequent to the Closing shall be satisfied only from the Escrow Fund and shall be limited to the Cap, and any Damages arising out of claims from the Cap Carve Outs shall be satisfied first out of the Escrow Fund, if any, and (y) all claims by Indemnified Persons for Damages pursuant to Section 8.5 shall be limited to the Cap, other than in connection with any claims or Damages incurred in connection with Parent's failure to pay the Merger Consideration or the Employee Consideration pursuant to the terms hereof.

        8.4    Indemnification by Company and Stockholders.    Subject to the terms and conditions set forth in Section 8.3, Company (prior to the Effective Time) or each of the Company stockholders (subsequent to the Effective Time) from and to the extent of such stockholder's pro rata portion of the Escrow Fund, shall indemnify Parent, the Surviving Corporation and their respective directors, officers, employees, agents or advisors, or any of their respective successors and assigns (the "Parent Indemnified Persons"), in respect of, and hold each of them harmless against, any and all demands, claims, debts, actions, assessments, judgments, settlements, sanctions, obligations and other liabilities (whether absolute, accrued, contingent, fixed or otherwise, known or unknown, due or to become due or otherwise), monetary damages, fines, taxes, fees, penalties, interest obligations, deficiencies, losses, costs and expenses (including, without limitation, amounts paid in settlement, interest, court costs, costs of investigators, reasonable fees and expenses of attorneys, accountants, financial advisors and other experts, and other expenses of litigation as incurred) ("Damages", provided, however, that Damages shall not include any consequential, speculative or punitive damages incurred by an Indemnified Person), incurred or suffered by them (a) resulting from, relating to, arising out of or constituting any breach of any Company representation or warranty (as modified by the Company Disclosure Schedule, as it may be modified in accordance with Article II hereof) or failure to perform any covenant or agreement of Company or a stockholder of Company contained in this Agreement or in any closing certificate delivered to Parent in connection with the Closing, (b) resulting from any amounts paid to Dissenting Stockholders for Dissenting Shares pursuant to Section 262 of Delaware Law or Chapter 13 of the California Code in excess of the value such Dissenting Stockholder would have received in the Merger for such Dissenting Shares and all reasonable costs, expenses and fees as directly incurred by Company, Parent or the Surviving Corporation in connection with the exercise of a Dissenting Stockholder's right under Section 262 of Delaware Law or Chapter 13 of the California Code, or (c) as otherwise provided in Schedule A1(ii) of the Escrow Agreement (in each of Section 8.4(a), (b) and (c), including any Damages suffered through and after the applicable survival period; provided, that such Damages result from events occurring prior to such time and provided further that Parent makes a written claim for indemnification against Company (prior to the Effective Time) or the Stockholder Representative (as defined in the Escrow Agreement) (subsequent to the Effective Time) pursuant to this Section 8.4 and Section 9.2 within the survival period set forth in Section 8.1, or as otherwise provided in Schedule A1(ii) of the Escrow Agreement, as the case may be.

        8.5    Indemnification by Parent and Surviving Corporation.    Subject to the terms and conditions set forth in Section 8.3, Parent and the Surviving Corporation, jointly and severally, shall indemnify Company and its stockholders and their respective directors, officers, employees, members, affiliates, partners, agents or advisors, or any of their respective successors and assigns (the "Company Indemnified Persons"), and hold them harmless against any and all Damages incurred or suffered by them resulting from, relating to, arising out of or constituting any breach of any representation or warranty of Parent or Merger Sub or any failure to perform any covenant or agreement of Parent or Merger Sub contained in this Agreement or in any closing certificate delivered hereby (including any Damages suffered through and after the applicable survival period); provided, that such Damages result from events occurring prior to such time and provided further that Company makes a written claim for indemnification against Parent pursuant to this Section 8.5 and Section 9.2 within the survival period set forth in Section 8.1.

        8.6    Third Party Claims.    Any party entitled to make a claim (or any of their affiliated parties (each an "Indemnified Person")) pursuant to this Article VIII shall give prompt written notification to the party obligated to provide such indemnification (the "Indemnifying Person") of the commencement of any action, suit or proceeding relating to a third party claim for which indemnification pursuant to this Article VIII may be sought (a "Third Party Claim"); provided, however, that no delay on the part of the Indemnified Person in notifying the Indemnifying Person shall relieve the Indemnifying Person from any liability or obligation under this Article VIII unless such notification delay shall prejudice the Indemnifying Person. Within 30 days after delivery of such notification, the Indemnifying Person may, upon written notice thereof to the Indemnified Person, assume control of the defense of such action, suit or proceeding with counsel reasonably satisfactory to the Indemnified Person, if (i) the Indemnifying Person provides the Indemnified Person with evidence reasonably acceptable to the Indemnified Person that the Indemnifying Person will have the financial resources to defend against the Third Party Claim and fulfill its indemnification obligations hereunder, (ii) the Third Party Claim involves only money damages and does not seek injunction or other equitable relief, and (iii) the Indemnifying Person conducts the defense of the Third Party Claim actively and diligently (and the Indemnified Person agrees to execute such documents as are necessary to permit the Indemnifying Person to control such defense). If the Indemnifying Person does not so assume control of such defense, the Indemnified Person shall control such defense. The party not controlling such defense may participate therein at its own cost and expense; provided, that if the Indemnifying Person assumes control of such defense and the Indemnified Person is advised by counsel in writing that the Indemnifying Person and the Indemnified Person may have materially conflicting interests or different defenses available with respect to such action, suit or proceeding, the reasonable fees and expenses of one counsel to the Indemnified Person shall be considered "Damages" for purposes of this Agreement. The party controlling such defense shall keep the other party advised of the status of such action, suit or proceeding and the defense thereof and shall consider in good faith recommendations made by the other party with respect thereto. The Indemnifying Person shall not agree to any settlement or the entry of a judgment in any action, suit or proceeding without the prior written consent of the Indemnified Person, which consent shall not be unreasonably withheld. The Provisions of this Section 8.6 shall be subject to the provisions of Schedule 1 to the Escrow Agreement

        8.7    Damages; Mitigation.    Notwithstanding anything herein or in the Escrow Agreement to the contrary, the amount of any Damages otherwise recoverable under Sections 8.4, 8.5 or 8.6 or in the Escrow Agreement by any Indemnified Person shall be reduced by (i) any amounts received by such Indemnified Person under insurance policies, it being understood that an Indemnified Person shall use its commercially reasonable best efforts to timely pursue all reasonable remedies against applicable insurers and (ii) the value of any tax benefit received by such Indemnified Person as a result of such Damages. In addition, any Indemnified Person shall use its commercially reasonable best efforts to mitigate any Damages subject to indemnification obligations under this Agreement or the Escrow Agreement.

ARTICLE IX

GENERAL PROVISIONS

        9.1    Expenses.    All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby (including, without limitation, the fees, costs and expenses of its advisers, accountants and legal counsel) shall be paid by the party incurring such expense, whether or not the Merger is consummated, including any filing fees for any Notification and Report Forms filed pursuant to the HSR Act; provided, however, that all transaction fees, costs and expenses incurred on behalf of Company in connection with this Agreement and the transactions contemplated hereby, including, without limitation, fees, costs and expenses of attorneys, accountants, consultants, investment bankers, brokers and finders, shall not exceed $2,350,000 in the aggregate (the "Transaction Fee Cap"); provided, further, that any such fees, costs and expenses incurred by Company in excess of $2,350,000 shall be deemed Damages under Section 8.4. All transaction fees, costs and expenses incurred on behalf of Company in connection with this Agreement and the transactions contemplated hereby shall be paid at the Effective Time.

        9.2    Notices.    All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, the next business day if delivered by commercial delivery service or by reputable overnight courier, the third business day if mailed by registered or certified mail (return receipt requested), or the day of transmission if a business day or, if not, the next business day thereafter, if sent via facsimile (with confirmation of receipt) to the parties at the following address (or at such other address for a party as shall be specified by like notice):

          (a)   if to Parent, Merger Sub or Surviving Corporation, to:

McDATA Corporation 380 Interlocken Crescent Suite 600 Broomfield, Colorado 80021
Attention:	Thomas O. McGimpsey, Esq. Vice President, General Counsel and Secretary
Facsimile No.:	(720) 558-4747
with a copy to:
Hensley & Kim, LLC 600 17th Street Suite 2800 South Denver, Colorado 80202
Attention:	Darren R. Hensley, Esq.
Facsimile No.:	(303) 634-2284

          (b)   if to Company, to:

Sanera Systems, Inc. 370 San Aleso Avenue Sunnyvale, California 94085
Attention:	Alex Mendez President and CEO
Facsimile No.:	(408) 400-0151
with a copy to:
O'Melveny & Myers LLP 2765 Sand Hill Road Menlo Park, California 94025
Attention:	Warren Lazarow, Esq.
Facsimile No.:	(650) 473-2601

          (c)   if to the Stockholder Representative, to:

Carl Eibl 2223 Avenida de la Playa Suite 300 La Jolla, California 92037
Facsimile No.:	(858) 731-0251
With a copy to:
O'Melveny & Myers LLP 2765 Sand Hill Road Menlo Park, California 94025
Attention:	Warren Lazarow, Esq.
Facsimile No.:	(650) 473-2601

        9.3    Certain Definitions; Interpretation.    In this Agreement, any reference to a "Material Adverse Effect" with respect to any entity or group of entities means any event, change or effect that is materially adverse to the condition (financial or otherwise), properties, assets (including intangible assets), liabilities, business, operations or results of operations of such entity; provided however, that none of the following shall be taken into account in determining whether there as been or will be a Material Adverse Effect: (a) any failure to meet internal projection or forecasts, (b) other than with respect to any threatened or instituted litigation, any adverse change, effect, event, occurrence state of facts or development to the extent attributable to the announcement or pendency of the transactions contemplated by this Agreement (including any disruption in, or termination or modification of, supplier, distributor, partner (including any partner under any OEM Agreement) or similar relationships or any loss of employees), (c) any adverse change, effect, event, occurrence, state of facts or development primarily attributable to conditions affecting the industry in which the entity participates or the U.S. economy as a whole; (d) any adverse change, effect, event, occurrence, state of facts or development attributable to or relating to any fees or expenses contemplated by this Agreement; or (e) any adverse change, effect, event, occurrence, state of facts or development resulting from or relating to compliance with the terms of, or the taking of any action required by, this Agreement. In this Agreement, any reference to "Ordinary Course of Business" shall mean an action taken by Company only if: (i) such action is generally consistent with the past practices of Company and is taken in the ordinary course of the normal day-to-day operations of Company, (ii) such action is not required to be authorized by the board of directors of Company, and (iii) such action is similar in nature and magnitude to actions customarily taken in the ordinary course of the normal day-to-day operations of other persons that are in substantially similar lines of business as Company. In this Agreement, any reference to "knowledge of Company" or "Company's knowledge" shall mean within the actual knowledge of each executive officer or director of Company after reasonable inquiry. When a reference is made in this Agreement to a Section, an Article, an Exhibit or a Schedule, such reference shall be to a Section or Article of this Agreement or an Exhibit or Schedule to this Agreement unless otherwise indicated. The words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "but are not limited to," "but is not limited to" and "but not limited to," respectively. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

        9.4    Counterparts.    This Agreement may be executed in one or more counterparts (including by means of facsimile), each of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

        9.5    Entire Agreement; Parties in Interest; Nonassignability.    This Agreement and the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto, including the Exhibits and Schedules and the Company Disclosure Schedule and the Parent Disclosure Schedule constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, including, without limitation, the Nondisclosure Agreement dated November 25, 2002 by and between Parent and Company. Neither this Agreement nor any right, interest or obligation hereunder may be assigned (by operation of law or otherwise) by any party without the prior written consent of the other party and any attempt to do so will be void; provided, however, that Parent may assign or transfer this Agreement to a successor corporation or other successor entity in the event of a merger, acquisition, asset sale, consolidation or other transfer related to a reorganization by Parent. Subject to the preceding sentence, this Agreement is binding upon, inures to the benefit of and is enforceable by the parties hereto and their respective successors and assigns.

        9.6    Severability.    If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law, (i) such provision will be fully severable, (ii) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (iii) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance therefrom, and (iv) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.

        9.7    Governing Law.    This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

        9.8    Rules of Construction.    The parties hereto agree that they have been represented by counsel during the negotiation, preparation and execution of this Agreement and therefore waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

        9.9    Extension; Waiver.    At any time prior to the Effective Time any party hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

        9.10    No Third-Party Beneficiary.    Except as provided herein, the terms and provisions of this Agreement are intended solely for the benefit of each party hereto and their respective successors and permitted assigns, and it is not the intention of the parties to confer upon any other person or entity any rights or remedies.

        9.11    Amendment.    This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

        9.12    Specific Performance.    Each of the parties hereto acknowledges and agrees that the other party hereto would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the parties agrees that the other party shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the parties and the matter, in addition to any other remedy to which it may be entitled, at law or in equity.

[Signature pages to follow.]

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement and Plan of Merger to be executed and delivered by their respective officers thereunder duly authorized, as of the date first written above.

PARENT:
MCDATA CORPORATION
By:	/s/ JOHN KELLEY
Name:	John Kelley
Title:	President and CEO
MERGER SUB:
WHITNEY ACQUISITION, INC.
By:	/s/ THOMAS O. MCGIMPSEY
Name:	Thomas O. McGimpsey
Title:	President
COMPANY:
SANERA SYSTEMS, INC.
By:	/s/ ALEX MENDEZ
Name:	Alex Mendez
Title:	President and CEO

QuickLinks

AGREEMENT AND PLAN OF MERGER
ARTICLE I THE MERGER
ARTICLE II REPRESENTATIONS AND WARRANTIES OF COMPANY
ARTICLE III REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB
ARTICLE IV CONDUCT PRIOR TO THE EFFECTIVE TIME
ARTICLE V ADDITIONAL AGREEMENTS AND COVENANTS
ARTICLE VI CONDITIONS TO THE MERGER
ARTICLE VII TERMINATION AND AMENDMENT
ARTICLE VIII REMEDIES, ESCROW AND INDEMNIFICATION
ARTICLE IX GENERAL PROVISIONS